Exhibit 2.6

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VALUECLICK, INC.,

HS ACQUISITION CORP.,

HI-SPEED MEDIA, INC.,

THE SHAREHOLDERS OF HI-SPEED MEDIA, INC. SIGNATORY HERETO

AND

FARSHAD FARDAD

(as Shareholder Agent)

Dated as of December 10, 2003

i

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Agreement of Merger
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Form of Written Consent
Exhibit D	Form of Letter of Transmittal
Exhibit E	Form of Acquisition Agreement
Exhibit F	Form of Parent Counsel Opinion
Exhibit G	Form of Company Counsel Opinion
Exhibit H	United States Senate Bill 877

INDEX OF SCHEDULES

Section of Company Schedule	Description

2.1	Subsidiaries and Jurisdictions
2.2(a)	Company Capital Stock
2.2(c)	Company Options
2.2(h)	Employee Bonus Arrangements
2.5	Company Financials
2.6	Undisclosed Liabilities
2.7(f)	Dividends or Distributions
2.7(j)	Terminated Employees
2.7(q)	Agreement to Take Actions
2.8(b)(ii)	Tax Elections
2.8(b)(iii)	Claims for Taxes
2.8(b)(viii)	Non-U.S. Taxes
2.8(b)(xv)	Tax Elections
2.10(a)	Real Property
2.11(b)	Company Products
2.11(c)	Company Intellectual Property, Proceedings and Actions
2.11(l)	Owned or Licensed Improvements
2.11(o)	Intellectual Property Licenses
2.11(m)	Third Party Claims
2.11(r)	Third Party Infringement
2.11(u)	Intellectual Property Rights Contributors
2.11(aa)	Licensed Software
2.12(a)	Material Contracts
2.12(a)(viii)	Third Party Obligations
2.14	Company Authorizations
2.15	Litigation
2.16(a)	Accounts Receivable
2.19	Fees and Third Party Expenses
2.20(b)(i)	Company Employee Plans and Employee Agreements
2.20(b)(ii)	Employee Information
2.20(c)	Employee Plan Documents
2.20(i)(i)	Change in Benefits
2.22	Warranty Obligations
2.25	Insurance
2.29	Customers and Suppliers
2.31	Bank Accounts and Investments

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of December 10, 2003 by and among ValueClick, Inc., a Delaware corporation (“Parent”), HS Acquisition Corp., a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Hi-Speed Media, Inc., a California corporation (the “Company”), the shareholders of the Company signatory hereto (the “Shareholders”) and Farshad Fardad, in his capacity as Shareholder Agent (as defined in Section 7.2(h)).

RECITALS

A.            The Boards of Directors of each of the Company, Parent and Merger Sub believe it is advisable and in the best interests of each company and their respective shareholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby.

B.            Pursuant to the Merger, among other things, each issued and outstanding share of Company common stock, no par value per share (the “Company Common Stock”), shall be converted into the right to receive an amount in cash determined pursuant to Section 1.6, subject to adjustment pursuant to Section 1.6(e) hereof and subject to (i) the provisions of Section 1.8 hereof pursuant to which a portion of the cash allocable to the holders of Company Common Stock pursuant to the Merger will be deposited into the Escrow Fund (as defined in Section 1.8 of this Agreement) and (ii) the provisions of Section 1.9 and Article VII hereof pursuant to which the Shareholders may hereafter be entitled to receive additional Earnout Consideration (as defined in Section 1.9) and such Earnout Consideration may be offset against Losses of Parent and its affiliates, as defined and described in Article VII hereof.

C.            Pursuant to the Merger, all outstanding options to purchase Company Common Stock (“Company Options”) shall be assumed by Parent and shall become exercisable for shares of Common Stock of Parent, par value $0.001 per share (the “Parent Common Stock”), from and after the Effective Time, as provided in Section 1.6(b) below.

D.            The Company, Parent, Merger Sub and the Shareholders desire to make certain representations and warranties and other agreements in connection with the Merger.

E.             In recognition of the consideration receivable pursuant to the Agreement and in connection with the purchase of all their respective shares of Company Common Stock in connection with the Merger, certain employee Shareholders have agreed to enter into a non-competition agreement with Parent substantially in the form of Exhibit B attached hereto (the “Non-Competition Agreement”).

F.             As a condition and an inducement to Parent to enter into this Agreement, each of the Shareholders has executed and delivered, and each party who hereafter becomes a Company shareholder will execute and deliver, written consents in the form of Exhibit C attached hereto

(each, a “Written Consent”), pursuant to which each such shareholder has consented or will consent to the adoption and approval of the Merger and this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements, representations and warranties set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger. At the Effective Time (as defined in Section 1.3) and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the California General Corporation Law (the “CGCL”), (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease, and (c) the Company shall continue as the corporation surviving the Merger and as a wholly-owned subsidiary of Parent. The Company as the corporation surviving the Merger is sometimes referred to as the “Surviving Corporation.”

1.2           Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) will take place at the offices of Parent at 4353 Park Terrace Drive, Westlake Village, California 91361 as promptly as practicable following the satisfaction or valid waiver of the conditions set forth in Article VI, unless another place or time is agreed in writing by Parent and the Company. The date the Closing actually occurs is referred to as the “Closing Date.”

1.3           Actions at the Closing. At the Closing:  (a) Parent and Merger Sub shall deliver to the Company the various certificates, instruments and documents referenced in Section 6.2, (b) the Company shall deliver to Parent and Merger Sub the various certificates, instruments and documents referenced in Section 6.3, and (c) the parties hereto shall consummate the Merger by filing the Agreement of Merger in the form of Exhibit A attached hereto (the “Agreement of Merger”) with the Secretary of State of the State of California in accordance with the relevant provisions of the CGCL (the time of acceptance of such Agreement of Merger by the Secretary of State of the State of California being referred to herein as the “Effective Time”).

1.4           Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.5           Articles of Incorporation; Bylaws; Officers and Directors. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time:

(a)           The Articles of Incorporation of the Company shall, without further action, be amended and restated as set forth in Exhibit I to the Agreement of Merger, and shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law;

(b)           The Bylaws of the Company shall, without further action, be amended and restated to read the same as the Bylaws of Merger Sub in effect at the Effective Time, and shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law; and

(c)           The officers and directors of Merger Sub at the Effective Time shall become the officers and directors of the Surviving Corporation, to serve as such until the death, resignation, removal or replacement of such persons as provided by law and the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.6           Merger Consideration; Effect on Capital Stock. The aggregate maximum consideration to be paid to the Company shareholders by Parent and Merger Sub for all the outstanding Company Common Stock at the Closing shall be $9,500,899 in cash, subject to adjustment as provided in subparagraph (e) below (such amount, as adjusted, the “Closing Consideration”), and subject to the deposit of a portion of the Closing Consideration into the Escrow Fund as provided in Section 1.8. In addition, as part of the Merger, certain specified holders of shares of Company Common Stock outstanding at the Effective Time shall be entitled to receive a portion of any “Earnout Consideration” paid after the Effective Time, as defined and provided in Section 1.9 below. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of Company Common Stock, the following shall occur:

(a)           Company Common Stock. Each outstanding share of Company Common Stock automatically will be converted into the right to receive an amount in cash equal to the aggregate amount of the Closing Consideration (subject to adjustment pursuant to subparagraph (e) below and subject to the escrow of a portion of the Merger Consideration pursuant to Section 1.8) divided by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time. In addition, the Company shareholders shall be entitled to receive the Earnout Consideration (as defined in Section 1.9) as and to the extent provided in this Agreement.

(b)           Company Options. Each outstanding Company Option shall be deemed assumed by Parent, and from and after the Effective Time, (i) each outstanding Company Option shall entitle the holder thereof to acquire the number of shares of Parent Common Stock (rounded down to the nearest whole number) determined by multiplying (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time by (B) the Exchange Rate (as defined below) and (ii) the exercise price per share of Parent Common Stock subject to such assumed Company Options at and after the Effective Time shall be an amount (rounded up to the nearest one-hundredth of a cent) equal to (A) the exercise price per share of Company Common Stock subject to the Company Option prior to the Effective Time divided by (B) the Exchange Rate. Other than as provided above, each assumed Company Option shall be subject to the same vesting schedule and other terms and conditions as in effect immediately prior to the Effective Time. For purposes hereof, “Exchange Rate” means 0.025029. Holders of Company Options assumed by Parent pursuant to this Section 1.6(b) shall not be entitled to receive any portion of any Earnout Consideration payable to the holders of Company Common Stock pursuant to Section 1.9 upon the subsequent exercise of such assumed Company Options.

(c)           Merger Sub Stock. Each share of common stock of Merger Sub outstanding as of the Effective Time automatically shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. From and after the Effective Time, each stock certificate formerly representing shares of common stock of Merger Sub shall be deemed to represent an equivalent number of shares of common stock of the Surviving Corporation.

(d)           Adjustments for Subsequent Changes. The amount of cash payable with respect to the Company Common Stock pursuant to Sections 1.6 and 1.9 shall be equitably and appropriately adjusted to reflect any stock split, reverse split, stock combination, stock dividend, reorganization, reclassification, recapitalization or other like change with respect to the Company Common Stock which occurs after the date hereof and prior to the Effective Time.

(e)           Adjustment to Purchase Price. The amount of Closing Consideration paid to the Company shareholders shall be subject to downward adjustment, on a dollar for dollar basis, to the extent that there exists a Working Capital Deficit in excess of $450,000 as of the Closing Date. For purposes of this Agreement, “Working Capital Deficit” is defined as (i) the sum of (A) total liabilities (as defined under United States generally accepted accounting principles (“GAAP”)) of the Company and its subsidiaries on a combined basis, (B) all fees, costs and expenses incurred by the Company, including legal fees, financial advisor fees, employee bonuses, and severance benefits incurred in connection with the negotiation of this Agreement or resulting from the Merger, (C) any fees, charges, expenses, commissions or payments of the type described in Section 2.19, (D) 50% of the anticipated costs of the 3-05 Audit (as defined in Section 5.1(a)), (E) 100% of the fees, costs and expenses associated with preparing and filing any Tax Returns (as defined in Section 2.8) not timely filed prior to the Effective Time and paying any Pre-Closing Taxes (as defined in Section 7.2(l))(including, in each case, accountant’s and attorney’s fees and the amount of any required payments for Pre-Closing Taxes, any penalties and any interest thereon) and (F) 100% of the fees, costs and expenses of the Company acquiring all of the outstanding capital stock of each of AdPro and Rx Today, as provided herein, to the extent such amounts are not paid in full prior to the Effective Time, less (ii) total current assets (as defined under GAAP) of the Company and its subsidiaries on a combined basis. To facilitate and expedite the calculation of any necessary adjustments to the Purchase Price, the Company has prepared and delivered on the date hereof a calculation of the amount of Working Capital Deficit as of the date hereof (the “Preliminary Working Capital Calculation”) certified by the Company’s Chief Executive Officer as true and correct in all material respects, and immediately prior to the Closing the Company shall provide a similarly certified update of such calculation as of the Closing Date (the “Closing Date Working Capital Calculation”).

1.7           Dissenting Shares.

(a)           Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has properly exercised and perfected appraisal rights for such shares in accordance with the CGCL and who has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are expressly specified in Chapter 13 of the CGCL. Nothing in this Section 1.7 shall be deemed to affect Parent’s right to terminate this Agreement pursuant to Section 8.1 or to close the Merger and seek recovery of any Losses (as provided in Article VII) if any Company shareholder at any time retains or asserts appraisal rights or fails to deliver, or subsequently withdraws or revokes, a New Shareholder Consent (as defined in Section 5.4) or Written Consent to the Merger.

(b)           Notwithstanding the provisions of the preceding subparagraph (a), if any holder of Dissenting Shares shall effectively withdraw or lose such holder’s appraisal rights (by failing to properly perfect the same or otherwise), then, as of the occurrence of such event, such holder’s shares of Company Common Stock automatically shall be converted into and represent only the right to receive only its share of the Closing Consideration as provided in Section 1.6, in each case without interest thereon, upon surrender of the Certificates representing such shares.

(c)           The Company shall give Parent and the Shareholder Agent (as defined in Section 7.2(h)) (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the CGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent or the Company makes any payment in respect of any Dissenting Shares, Parent shall be entitled to recover from the Escrow Fund (as defined below) pursuant to the claim for Losses provisions of Article VII hereof the aggregate amounts by which any such Dissenting Shares payments exceed the aggregate Merger Consideration and any Earnout Consideration that otherwise would have been payable in respect of such Dissenting Shares.

1.8           Establishment of Escrow; Interest and Dividends.

(a)           At the Effective Time, on behalf of the holders of the then outstanding Company Common Stock, Parent shall deposit into a general escrow account established pursuant to Article VII below (the “Escrow Fund”) $1,800,000 of the Closing Consideration (such amount, as from time to time in the Escrow Fund, the “Escrow Amount”). The Escrow Amount, and any interest earned thereon shall be maintained in a separate account and disbursed as provided in Article VII. The portion of the Escrow Amount deposited on behalf of each Company shareholder shall be in proportion to the percentage of the shares of Company Common Stock outstanding immediately prior to the Effective Time owned by each such respective Company shareholder (such respective amounts, the “Proportionate Interests”).

(b)           Any interest accruing on the Escrow Amount shall be held in the Escrow Fund and available to cover claims for Losses until distributed upon termination of the Escrow Fund, as provided in Article VII. Any such interest shall be distributed to Parent (to the extent earned or paid with respect to cash in the Escrow Fund distributed to Parent to cover Losses pursuant to Article VII) or pro rata to the respective Company shareholders on whose behalf cash was deposited in the Escrow Fund (to the extent earned or paid with respect to cash ultimately distributed to such respective shareholders upon termination of the Escrow Fund), such that any interest earned on any cash in the Escrow Fund generally follows the ultimate recipient of the cash on which such interest was earned.

1.9           Earnout Payments. In addition to the portion of the Closing Consideration payable with respect to the Company Common Stock, the Company shareholders are entitled to receive additional earnout payments if certain Milestones are achieved during specified Earnout Periods (each as defined below), as specified in this Section 1.9 (such amount, subject to reduction and offset as provided in Article VII, the “Earnout Consideration”); provided, however, that any Earnout Consideration shall be subject to offset against Losses of Parent and its affiliates as provided in Article VII. As permitted by Section 1101 of the CGCL, each of the Shareholders by executing this Agreement hereby (and each Person who hereafter becomes a Company shareholder, by executing a New Shareholder Consent shall) unconditionally and irrevocably consents to the payment of any such Earnout Consideration to some, but not all, of the holders of Company capital stock to the extent so agreed among such Persons and the Shareholder Agent as provided in subparagraph (e) below. Parent’s obligations to pay any Earnout Consideration to Shareholder Agent for the benefit of any Key Employee (as defined in Section 6.3(d) is not contingent on the continued employment of any such Key Employee.

(a)           Performance Milestones. Subject to subparagraph (b) below, the Earnout Consideration shall be payable only in the amounts specified in subparagraph (b) below and only to the extent that the Surviving Corporation achieves the percentages specified in subparagraph (b) of the performance milestones specified below during the applicable calendar quarter periods specified below (each such performance milestone, a “Milestone,” and each such period an “Earnout Period”), and only to the extent that such Earnout Consideration is not applied to offset Losses of Parent or its Affiliates pursuant to Article VII. The Earnout Periods and the Milestones applicable to each Earnout Period are as follows:

Earnout Period	Total Revenue Milestones	Operating Income Milestones

Quarter Ending 3/31/04	$2,300,000	$1,201,060

Quarter Ending 6/30/04	$2,500,000	$1,401,060

Quarter Ending 9/30/04	$2,600,000	$1,501,060

Quarter Ending 12/31/04	$2,800,000	$1,701,060

Quarter Ending 3/31/05	$2,800,000	$1,600,000

Quarter Ending 6/30/05	$3,000,000	$1,700,000

Quarter Ending 9/30/05	$3,200,000	$1,800,000

Quarter Ending 12/31/05	$3,500,000	$1,990,000

For purposes hereof, “Total Revenue” for any Earnout Period means net revenue of the Surviving Corporation for such period calculated in accordance with GAAP, and “Operating Income” for any Earnout Period means net income of the Surviving Corporation for such period calculated in accordance with GAAP, minus interest income of the Surviving Corporation for such period and plus (to the extent deducted in determining net income for any period) (i) interest expense, (ii) income taxes and (iii) any amortization expense related to intangible assets recorded as a result of the Merger, in each case, as incurred or accrued for such period. In determining Operating Income, the Surviving Corporation will be treated as a separate business unit, and any charges or expenses of Parent not related to, or reasonably necessary for, the operation of the Surviving Corporation will be excluded. Notwithstanding the foregoing, Total Revenue and Operating Income shall be calculated based only on the proceeds from those businesses and activities conducted by the Surviving Corporation, exclusive of any revenues or operating income from businesses or assets of Parent or its subsidiaries or affiliates contributed to the Surviving Corporation after the Effective Time, except if Parent or any of its subsidiaries or divisions engages the Company (or the Surviving Corporation after the Effective Time) to deliver e-mail campaigns, the Company (or the Surviving Corporation after the Effective Time) would receive a negotiated amount not to exceed $0.50 CPM to fulfill such campaign.

(b)           Percentage Payments. The amount of Earnout Consideration payable with respect to any of the Earnout Periods described above (before deducting any amounts to offset Losses pursuant to Article VII) shall be based on the percentage of the Milestones specified above actually achieved by the Surviving Corporation during the applicable Earnout Periods, as follows:

% of Milestone Achieved	Total Revenue Milestone - Quarterly Payment	Operating Income Milestone - Quarterly Payment

Less than 85%	None	None

85% to less than 100%	$250,000	$250,000

100% to less than 110%	$375,000	$375,000

110 to less than 125%	$437,500	$437,500

125% or Greater	$500,000	$500,000

The amounts specified above are separate and distinct payments based on the respective Total Revenue and Operating Income Milestones applicable to each Earnout Period, such that, for example, if the Surviving Corporation achieved 85% of the Total Revenue Milestone but only 83% of the Operating Income Milestone for a specific Earnout Period, a $250,000 Earnout Payment would apply based on the Total Revenue results but no separate payment would apply with respect to the Operating Income Milestone.

(c)           Calculation and Timing of Earnout Payments. Within 45 days after the end of each respective Earnout Period, Parent shall calculate at Parent’s expense and deliver to the Shareholder Agent a report (the “Earnout Report”) which shall include (i) the unaudited income statement of the Surviving Corporation for the Earnout Period just ended, (ii) a calculation of the percentage of the respective Milestones achieved for that Earnout Period and the amount of Earnout Payment, if any, resulting therefrom, (iii) the nature and amount of any Losses to be offset from the Earnout Payment as provided in Article VII and (iv) a narrative description of any special adjustments or extraordinary items that affected the Earnout Payment calculation for that Earnout Period. The Earnout Report shall be signed by an executive officer of Parent and shall not be subject to revision or modification, except in the event that the Surviving Corporation’s financial statements are restated in a manner that materially affects the calculation of Total Revenue or Operating Income for a prior Earnout Period (i.e. would alter the amount of Earnout Consideration payable), or as provided immediately below.

(d)           Right to Inspection. The Shareholder Agent shall be entitled to inspect the books and records of the Surviving Corporation upon which the calculations reflected in the Earnout Report were made (the books and records relating to and used in calculating the amounts reflected in the Earnout Report for any specific Earnout Period, the “relevant books and records”), by providing written notice to Parent of such request within 10 days after the Earnout Report is delivered. If the Shareholder Agent does not deliver such a written request within such ten day period, the calculations and facts set forth in the Earnout Notice shall be deemed irrevocably approved by the Shareholder Agent and shall be conclusive and binding upon the Shareholder Agent and each Company shareholder entitled to share in any Earnout Consideration. If the Shareholder Agent does deliver a written inspection request within ten days after the Earnout Report is delivered, the Company shall provide reasonable access to the relevant books and records during normal business hours no later than ten days after the Shareholder Agent delivers the written inspection request. The Shareholder Agent shall have a period of ten business days after the date access to the relevant books and records is given to review and analyze the same, and within two business days after the end of such ten business day inspection period (unless the Shareholder Agent’s auditor or representative in good faith requires additional time to complete its analysis, in which case Parent shall provide no more than five business days additional time to complete the review and analysis) shall give Parent written notice describing in reasonable detail the nature and amount of any purported differences between the amounts and facts reflected in the Earnout Report and those determined in good faith through the Shareholder Agent’s review. If the Shareholder Agent fails to give proper written notice to Parent of any purported differences within the required period, the calculations and facts set forth in the Earnout Notice shall be deemed irrevocably and unconditionally approved by the Shareholder Agent and shall be conclusive and binding upon the Shareholder Agent and each Company shareholder entitled to share in any Earnout Consideration. If the Shareholder Agent does provide written notice of purported differences within the required period, the Shareholder Agent and an authorized representative of Parent shall promptly seek in good faith to resolve any purported differences and agree to the appropriate amount of Earnout Consideration payable to the applicable Company shareholders. If the parties are unable to come to a good faith resolution within ten business days after commencing such good faith discussions, either Parent or the Shareholder Agent may commence suit before a court of competent jurisdiction to resolve the issue. Parent shall be entitled to withhold any Earnout Consideration subject to the Earnout Report in dispute during the pendency of any dispute relating thereto. Any Earnout Consideration payable with respect to any Earnout Period (and not otherwise offset against Losses of Parent and its affiliates pursuant to Article VII) shall be paid by Parent within ten business days after the earlier of (i) the date that the Shareholder Agent approves, or is deemed to approve, the Earnout Report applicable to such Earnout Period and (ii) the date that any differences properly asserted by the Shareholder Agent are resolved (whether through good faith discussions, through a legal action not subject to appeal or other means mutually agreed by the parties).

(e)           Payment of Earnout Consideration. Any Earnout Consideration not applied to offset Losses pursuant to Article VII shall be paid by Parent directly to the Shareholder Agent to hold in trust for the benefit of the Shareholders entitled thereto. Each Shareholder by executing and delivering this Agreement hereby irrevocably (i) acknowledges and agrees that upon the payment of any Earnout Consideration to the Shareholder Agent for the benefit of the Shareholders, neither Parent nor the Surviving Corporation nor any affiliate of either corporation shall have any further liability or obligation to any Shareholder with respect to such Earnout Consideration, (ii) agrees that the allocation and payment of the Earnout Consideration among the Shareholders shall be determined entirely by the Shareholders and the Shareholder Agent in their discretion (even if the result is that holders of the same class or series of capital stock are treated disparately) and (iii) agrees that in the event of any dispute as to the allocation or payment of any Earnout Consideration paid to Shareholder Agent, such Shareholder shall look solely and exclusively to Shareholder Agent for recourse or resolution of any such dispute.

(f)            Earnout Rights Personal. The rights of each Company shareholder to receive any Earnout Consideration are personal to such holder of Company Common Stock immediately prior to the Merger and may not be sold, pledged, hypothecated or otherwise transferred (and no participation or other rights may be granted therein), other than by will or the laws of descent or distribution or with the consent of Parent (not to be unreasonably withheld). Any attempted sale, pledge, hypothecation or other transfer (and any participation or grant of rights) in violation of this provision shall be null and void ab initio.

1.10         Surrender of Certificates; Payment of Merger Consideration.

(a)           Closing Consideration. On the Closing Date, Parent shall have available in immediately available cash the cash representing the Closing Consideration (less the Escrow Amount and less any amounts otherwise payable with respect to any Dissenting Shares) for payment to the respective Company shareholders entitled thereto as provided below. In addition, at the Effective Time, Parent shall separately deposit the Escrow Amount into the Escrow Fund on behalf of the holders of Company capital stock otherwise entitled thereto, as provided in Section 1.8.

(b)           Exchange Procedures. Subject to Section 1.8(a), at the Closing, each holder of record of outstanding Company Common Stock (the instruments representing the same, “Certificates”) shall deliver to Parent (A) a properly completed and validly executed letter of transmittal in the form attached hereto as Exhibit D and (B) the Certificates representing all shares of Company Common Stock held by such shareholder, duly endorsed in blank. Upon surrender of a Certificate to Parent or its designee specified in the letter of transmittal, together with a duly completed and validly executed letter of transmittal, the surrendering holder shall be paid by Parent the amount of Closing Consideration to which such shareholder is entitled as determined pursuant to Section 1.6 (less amounts deposited in the Escrow Fund on behalf of such holder pursuant to Section 1.8 and subject to Article VII). From and after the Effective Time, until properly surrendered and cancelled, each outstanding Certificate will be deemed to evidence only the right to receive a pro rata portion of the Closing Consideration and any Earnout Consideration payable in respect of each such share pursuant to the Merger (subject to Section 1.8 and Article VII). As provided in the letter of transmittal, by executing and delivering the same, each Company shareholder will (i) acknowledge and agree to perform the obligations attributed to the Company shareholders hereunder (ii) acknowledge and agree to the indemnification and other obligations set forth in Article VII and Parent’s and its affiliate’s right to recover any Losses out of the Escrow Fund or by way of offset against any Earnout Consideration, (iii) shall approve and confirm the appointment of the Shareholder Agent and (iv) shall consent to the payment of the Earnout Consideration to Shareholder Agent for the benefit of the Company shareholders and the subsequent allocation and payment of such Earnout Consideration in the manner agreed by such parties (even if the result is that holders of the same class or series of capital stock are treated disparately).

(c)           Transfers of Ownership. If any Closing Consideration or Earnout Consideration is to be paid or allocated to a person other than the holder in whose name the Certificate surrendered is registered, it will be a condition of the payment or allocation thereof that the Certificate so surrendered must be properly endorsed and accompanied by all documents required to evidence and effect such transfer and to evidence compliance with any applicable securities laws and that any applicable stock transfer taxes have been paid.

(d)           No Liability. Notwithstanding anything to the contrary in this Article I, none of Parent, Merger Sub or the Surviving Corporation shall be liable to any shareholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.11         No Further Ownership Rights in Company Common Stock. The Closing Consideration issued pursuant to the Merger or deposited into the Escrow Fund and any Earnout Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full payment and satisfaction of all rights or obligations pertaining thereto. There shall be no further registration of transfers on the records of the Surviving Corporation of any Company Common Stock, Company Options or Company Warrants (as defined in Section 2.2(d)), if any, which were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation for any reason after the Effective Time, such Certificates immediately shall be canceled and exchanged as provided in this Article I (subject to Sections 1.8 and Article VII).

1.12         Lost, Stolen or Destroyed Certificates. If any Certificates have been lost, stolen or destroyed, Parent shall pay such amount (less any amounts deposited into the Escrow Fund on behalf of the holder) as otherwise would be required pursuant to this Article I in exchange for such lost, stolen or destroyed Certificates promptly following receipt of an affidavit in a form satisfactory to Parent of that fact; provided, however, that Parent may, in its discretion and as a condition precedent to such payment or issuance require the purported owner of any such lost, stolen or destroyed Certificates to deliver a bond (at such owner’s sole cost and expense) in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.13         Necessary Actions; Further Action. If any further action is necessary or desirable at any time after the Effective Time to carry out the purposes of this Agreement and to vest full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub in the Surviving Corporation or to vest Parent with a 100% ownership interest in the Surviving Corporation, the officers and directors of the Surviving Corporation are fully authorized in the name of the Company and the Surviving Corporation or otherwise to take, and the Surviving Corporation shall cause such persons to take, all such lawful, necessary or desirable action so long as such action is not inconsistent with this Agreement.

1.14         Required Deductions and Withholding; Payment of Taxes. The Company, and on its behalf Parent and the Surviving Corporation and the Escrow Agent, shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to any holder or former holder of Company capital stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), under any provision of state, local or foreign tax law or pursuant to any other applicable legal requirement. To the extent such amounts are so deducted or withheld and remitted, such amounts shall be treated for all purposes as having been paid to the person to whom such amounts would otherwise have been paid absent such deduction or withholding Each of the Shareholders agrees that he shall (and each other Company shareholder by approving this Agreement acknowledges and agrees that such shareholder shall) be responsible for and shall timely pay his own Taxes resulting from the transactions contemplated by this Agreement, and upon request from Parent shall furnish proof of payment of all such Taxes in such form as requested by Parent.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

AND COMPANY SHAREHOLDERS

The Company and the Shareholders hereby jointly and severally represent and warrant to Parent and Merger Sub as of the date hereof and as of the Closing Date as follows, subject only to those exceptions in the disclosure letter dated the date hereof supplied by Company to Parent relating to specific sections of the following representations and warranties (the “Company Schedule”). The Company and the Shareholders acknowledge and agree that they are jointly and severally making the following representations and warranties with respect to the Company, AdPro Solutions, Inc., a California corporation (“AdPro”), Rx Today, Inc., a California corporation (“Rx Today”), and all such corporations’ subsidiaries, if any, unless the context clearly states otherwise.

2.1           Organization and Qualification; Subsidiaries, Interests and Joint Ventures. For purposes of this Article II, unless otherwise specified, all references to the Company in this Article II also include its direct and indirect subsidiaries and all references to subsidiaries of the Company shall be deemed to include AdPro and Rx Today, Inc., a California corporation, notwithstanding that such entities are not at the date hereof technically subsidiaries of the Company. The Company and each of its subsidiaries (as set forth in Section 2.1 of the Company Schedule, and including AdPro and Rx Today) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each of the Company and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted. Each of the Company and its subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which it is required to be so qualified. Section 2.1 of the Company Schedule sets forth each jurisdiction in which the Company or any subsidiary is qualified, registered, licensed or admitted to do business and separately lists each other jurisdiction in which the Company or any subsidiary owns, uses, licenses or leases material assets or properties or conducts business, has employees or engages independent contractors. The Company has delivered to Parent true and correct copies of the Articles of Incorporation and Bylaws or other organizational and governing documents, as applicable, of the Company and each of its subsidiaries, each as amended to date and currently in effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational and governing documents. The Company does not directly or indirectly own any equity or similar interest and is not a participant in, any corporation, partnership, joint venture or other business association or entity.

2.2           Company Capital Structure.

(a)           Authorized and Outstanding Capital Stock. The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, of which 46,291,363  shares are issued and outstanding as of the date hereof, and (ii) 10,000,000 shares of Company preferred stock, no par value per share, of which no shares are issued and outstanding or reserved for issuance as of the date hereof. Other than the 46,291,363 shares of Company Common Stock as set forth above, and other than the shares of Company Common Stock reserved for issuance upon exercise of outstanding Company Options as described in Section 2.2(e) below, the Company has no other class or series of capital stock or other equity or voting securities (or rights to acquire the same) issued or outstanding or reserved for issuance, and other than the Company Common Stock and preferred stock described, above, the Company has no other class or series of capital stock or other equity or voting securities authorized. The authorized capital stock of each of AdPro and Rx Today consists of 100 shares of common stock, of which 7 shares of each company are issued and outstanding. Other than the 7 shares of AdPro common stock and Rx Today common stock outstanding, neither AdPro nor Rx Today has any other class or series of capital stock or other equity or voting securities (or rights to acquire the same) issued or outstanding or reserved for issuance, and neither company has any other class or series of capital stock or other equity or voting securities authorized. Section 2.2(a)  of the Company Schedule lists each respective holder of Company Common Stock and capital stock of any subsidiary (including AdPro and Rx Today) including the number of shares held by each such holder and the state or jurisdiction or residence of the holder as listed in the Company’s (or such subsidiary’s) records. The Company shall deliver an updated copy of such list at the Closing current as of the Closing Date.

(b)           Status of Outstanding Capital Stock. All outstanding shares of the capital stock of the Company and each of its subsidiaries are duly authorized, validly issued, fully paid and non-assessable, were not issued in violation of any preemptive or similar rights, and were issued in accordance with all applicable federal, state and foreign securities laws. All outstanding shares of the capital stock of the Company and each of its subsidiaries were issued, and currently are, free and clear of all liens, charges, claims, security interests or other encumbrances of any sort (“Liens”), other than restrictions on transfer imposed by federal or state securities law, and none of such securities are subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of the Company or any subsidiary or any agreement to which the Company or any subsidiary is a party or by which the Company or any subsidiary or their respective assets or properties are or may be bound. The shares of capital stock of AdPro and Rx Today which the Company will acquire prior to the Closing Date will be owned as of the Effective Time by the Company, free and clear of any and all Liens, and there shall be no other shares of capital stock or other securities of AdPro or Rx Today outstanding as of the Effective Time. The Company and its subsidiaries are not, and to the Company’s knowledge after due inquiry none of the Company shareholders or such subsidiaries’ shareholders is, a party to any oral or written agreement, arrangement or other commitment that directly or indirectly grants or creates any right of negotiation, right of first refusal, right of first or last offer or similar arrangement in connection with the Merger or the other transactions contemplated hereby. Neither the Company nor any subsidiary is a party to any arrangement, agreement or instrument pursuant to which the Company or such subsidiary may elect to satisfy its obligations by issuing capital stock or other securities (or rights to acquire the same).

(c)           Company Options. Section 2.2(c) of the Company Schedule sets forth a list of all outstanding Company Options, including the names and positions of the respective holders thereof, the number and type of securities issuable upon exercise, the exercise price for such underlying securities, the plan or arrangement pursuant to which the Company Options were granted, whether such Company Options are incentive stock options within the meaning of Section 422 of the Code (“ISOs”) or options that are not ISOs, and the vesting status of such Company Options (including the number of shares vested and unvested to date and a description of all circumstances in which the vesting schedule can or will be accelerated). The Company shall deliver an updated copy of such list at the Closing current as of the Closing Date. All Company Options have been issued to employees and consultants pursuant to the Company’s 2001 Stock Incentive Plan (the “Company Plan”). The Company Plan is the only stock option, stock incentive or similar plan of the Company since inception. No subsidiary of the Company has or at any time has had any stock option, stock incentive or similar plan since inception, and no subsidiary (including AdPro and Rx Today) has any options, warrants or other rights to acquire securities outstanding. As of the date hereof, the total number of shares of Company Common Stock authorized for issuance pursuant to Company Options granted pursuant to the Company Plan is 3,500,000, of which Company Options to purchase 3,214,999 shares of Company Common Stock currently are issued and outstanding. All Company Options issued pursuant to the Company Plan (and all shares of Company Common Stock issued upon exercise thereof) were issued in compliance with the terms and requirements of the Company Plan and the requirements of applicable federal, state and foreign securities laws. There are no other outstanding Company Options or oral or written agreements, arrangements or understandings to which the Company is a party requiring the Company to issue any Company Options or any securities or rights exercisable or exchangeable for, or convertible into, shares of Company capital stock or other voting securities. The terms of the Company Plan permit the assumption by Parent of all outstanding Company Options as contemplated by this Agreement, without the consent or approval of such holders of Company Options or otherwise, and such action will not result in liability of the Company or Surviving Corporation or any acceleration of the exercise schedule or vesting provisions, or otherwise result in any changes in or to the terms, of such Options or the agreements or arrangements related thereto, other than as described in Section 2.2(c) of the Company Schedule. The Company has provided Parent true and correct copies of the Company Plan and all agreements and arrangements related to or issued under the Company Plan, in each case as amended to date and in effect. There are no currently pending or contemplated amendments, modifications or supplemented to the Company Plan or any such agreements or arrangements. No subsidiary of the Company has any options or similar rights to acquire capital stock or other securities authorized, issued or outstanding, nor has any such subsidiary entered into any agreement, arrangement or implemented any stock incentive, stock option or other plan or arrangement pursuant to which such subsidiary may or is obligated to issue any such options or other securities. The Company shall provide an updated Schedule 2.2(c) to Parent as of the Closing Date.

(d)           Company Warrants. There are no outstanding warrants or similar rights or securities exercisable to acquire Company capital stock or other securities or any capital stock or other securities of any subsidiary (collectively “Company Warrants”), nor is the Company or any subsidiary party to any agreement, arrangement or understanding pursuant to which the Company or any such subsidiary is or may be obligated to issue the same.

(e)           Reserved Shares. The Company has reserved an aggregate of 3,500,000 shares of Company Common Stock for issuance upon exercise of Company Options granted under the Company Plan, of which 2,567,245  shares are subject to outstanding vested Company Options, 647,754 shares are subject to outstanding unvested Company Options and 285,001 shares remain available for future grant. Except as set forth above, there are no other shares of Company capital stock or voting securities of the Company or any subsidiary authorized or reserved for issuance.

(f)            No Other Derivative Securities or Rights. Except for the Company Options, there are no oral or written options, warrants, puts, calls, preemptive rights, rights of first or last refusal, rights of negotiation, commitments, transactions, arrangements, understandings or agreements of any character to which the Company or any subsidiary is a party or by which it is bound obligating the Company or any subsidiary to issue, deliver, sell, purchase, repurchase or redeem, or cause to be issued, delivered, sold, purchased, repurchased or redeemed, any shares of the Company’s or any subsidiary’s capital stock or other securities or obligating the Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, put, call, right, commitment, transaction, arrangement, understandings or agreement.

(g)           No Outstanding Debt Securities. The Company and its subsidiaries have no authorized or issued debt securities or other instruments of indebtedness outstanding.

(h)           Employee Bonus Arrangements. Except as set forth in Section 2.2(h) of the Company Schedule, the Company and its subsidiaries have no oral or written arrangements, agreements or understandings pursuant to which the Company or any successor thereto or acquiror thereof is or may become obligated to make any compensatory, bonus, severance or other payments to past or current employees, consultants, agents or representatives of the Company.

2.3           Subsidiaries. The Company is the owner of all outstanding shares of capital stock of each of its subsidiaries (other than AdPro and Rx Today, the capital stock of which is 100% owned by the Shareholders collectively on the date hereof and will be acquired by the Company prior to the Closing) and all such shares are, and as of the Effective Time will be,  (a) duly authorized, validly issued, fully paid and nonassessable and (b) owned by the Company (or the Shareholders, as the case may be) free and clear of all Liens or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or exercisable or convertible securities or other commitments, transactions, arrangements, understandings or agreements (other than this Agreement) of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating the Company or any such subsidiary to issue, transfer, sell, purchase, repurchase, redeem or otherwise acquire any such securities.

2.4           Authority.

(a)           The Company and each Shareholder has full corporate or other power and authority to execute and deliver this Agreement, the Acquisition Agreements, and any other agreements or instruments contemplated hereby to which the Company or such Shareholders are or will be a party (all such agreements or instruments, collectively, the “Ancillary Agreements”), to observe and perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject only to the requisite approval of the Merger and this Agreement by the Company’s shareholders. The execution and delivery of this Agreement and the Ancillary Agreements by the Company and the Shareholders, the observance and performance of the Company’s and such Shareholders’ obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action on the part of the Company and such Shareholders, and no further or other action of the Company or its Board of Directors or shareholders is required with respect to the foregoing. This Agreement has been (and each Ancillary Agreement upon the execution and delivery thereof will be) duly and validly executed and delivered by the Company and each Shareholder party thereto, and each constitutes (or will constitute upon execution and delivery) a legal, valid and binding obligation of the Company and such Shareholders, enforceable against the Company and the Shareholders in accordance with its respective terms, except as enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b)           The only vote required (the “Required Vote”) for the Company’s shareholders to duly approve the Merger and this Agreement under the applicable provisions of the CGCL and the Company Articles and Bylaws is the affirmative vote of the holders of 100% of the outstanding shares of Company Common Stock. There is no vote of the Shareholders required for the consummation of the transactions contemplated by the Acquisition Agreements. The Company is not a party or subject to any agreement, arrangement or understanding and, to the Company’s knowledge after due inquiry, there is no agreement, arrangement or understanding that restricts or relates to voting (other than the Written Consents executed and delivered by the shareholders of the Company prior to the date hereof and any New Shareholder Consents or Written Consents which hereafter will be executed and delivered as required hereby), giving of written consents, dividend rights or restrictions on transfer of any Company or subsidiary voting securities, including any voting trust or any valid and outstanding or irrevocable proxy agreement or arrangement. Written Consents have been duly executed and delivered by the holders of 100% of the outstanding shares of Company Common Stock and will be executed and delivered (together with any New Shareholder Consents) by any party who becomes a Company shareholder after the date hereof but prior to the Effective Time.

(c)           The execution and delivery of this Agreement and the Ancillary Agreements by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event or consequence, a “Conflict”):

(i)            any provision of the Articles of Incorporation, Bylaws or similar organizational or governing documents of the Company;

(ii)           any mortgage, indenture, lease, contract or other agreement or instrument (in each case, subject to the Company obtaining all Requisite Consents (as defined in Section 2.12 below) relating to such agreements and instruments), permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets; or

(iii)          any agreement, understanding or obligation to which the Company or any Shareholder is a party or may be bound.

(d)           No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) or any third party is required by or with respect to the Company or any Shareholder in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, except for the filing of the Agreement of Merger with the Secretary of State of the State of California.

2.5           Company Financial Statements; Working Capital Deficit Calculations. Section 2.5 of the Company Schedule sets forth the respective unaudited balance sheets of the Company, AdPro, Rx Today and InkBlvd (a division of the Company) as of October 31, 2003 (the “Current Balance Sheets”) and the unaudited income statements for the ten-month period then ended for each of the Company, InkBlvd, HotProductOutlet, AdPro and Rx Today (together with the Current Balance Sheets, the “Company Financials”). The Company Financials (i) are in accordance with the books and records of the person to which they relate (ii) are complete and correct in all material respects and (c) have been prepared in accordance with GAAP consistently applied for the periods presented, except as to the unaudited Company Financials, for the omission of notes thereto and normal year-end audit adjustments, which will not be material individually or in the aggregate. The Company Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance in the aggregate. The Current Balance Sheets disclose all of the Company’s, AdPro’s, Rx Today’s and InkBlvd’s debts, liabilities and obligations of any nature whatsoever, whether due or to become due, and whether absolute, accrued, contingent or matured. The Preliminary Working Capital Calculation is true, complete and correct and accurately reflects the amount of any Working Capital Deficit as of the date hereof. The Closing Date Working Capital Calculation will be true, complete and correct and accurately reflect the amount of any Working Capital Deficit as of the Closing Date.

2.6           No Undisclosed Liabilities. The Company and its subsidiaries do not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, in excess of $5,000 individually or $50,000 in the aggregate, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) that are not clearly disclosed, in reasonable detail, on the face of the Company Financials or otherwise clearly disclosed to Parent in Section 2.6 of the Company Schedule.

2.7           No Changes. Since August 31, 2003, the Company (including its subsidiaries) has conducted its business in the ordinary course and consistent with past practices and there has not been, occurred or arisen:

(a)           any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Company Material Adverse Effect (as defined below);

(b)           any acquisition, sale, lease, license or transfer of any material asset, property or right of the Company;

(c)           any capital expenditure or commitment by the Company, in excess of $10,000 individually or $100,000 in the aggregate;

(d)           any destruction of, damage to or loss of any material assets or properties (whether or not covered by insurance) or business or customer of the Company;

(e)           any change in the Company’s accounting methods or practices (including any change in depreciation or amortization policies or rates) or any restatement of financial statements or revaluation by the Company of any of its assets, properties or rights;

(f)            any declaration, setting aside, or payment of a dividend or other distribution with respect to the securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock or other securities, other than as described in Section 2.7(f) of the Company Schedule;

(g)           any termination of, or violation or default under, any material contract, agreement, arrangement or license to which the Company is a party or by which the Company or its assets or properties are or may be bound;

(h)           any amendment or change to the Articles of Incorporation, Bylaws or other organizational or governing documents of the Company;

(i)            any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its respective directors, employees, consultants or advisors, or any declaration, payment or commitment or obligation to pay any bonus or other additional salary or compensation (including equity) to any such person, other than cash dividends to the Company shareholders which will not result in a Working Capital Deficit in excess of $450,000 after taking into account all assets and liabilities of the Company and its subsidiaries and affiliates used in such calculation;

(j)            any labor trouble or claim of wrongful discharge or other unlawful labor practice or action; Section 2.7(j) of the Company Schedule includes a list of all employees who have been terminated by the Company, and the general reason for termination, since inception;

(k)           any change of any Tax (as defined in Section 2.8 below) election or settlement or compromise of any material state, local or foreign Tax liability;

(l)            any loan by the Company to any person or entity (other than the advancement or reimbursement of business expenses to employees in immaterial amounts in the normal course of business), or the incurrence by the Company of any indebtedness, the guarantee by Company of any indebtedness, issuance or sale of any debt securities of the Company or any agreement to guarantee or act as a surety with respect to any payment obligations or debt securities of any other party;

(m)          any waiver or release of any material right or claim of or in favor of the Company, including any write-off or other compromise of any account receivable of, or debt owed to, the Company;

(n)           any commencement or notice or, to the best knowledge of Company, any threat of the commencement of any lawsuit or proceeding against or investigation of the Company or its business or affairs, other than as set forth in Section 2.14 of the Company Schedule;

(o)           any notice of any claim of ownership by a third party of the Company Intellectual Property (as defined in Section 2.11 below) or any allegations that the Company is infringing or has infringed upon any third party’s Intellectual Property Rights;

(p)           any issuance or sale by the Company of any shares of capital stock or any other securities (other than the issuance of Company Common Stock upon the exercise of Company Options and the stock dividend described in Section 2.7(f) of the Company Schedule); or

(q)           any negotiation or agreement by the Company to do any of the foregoing (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement), other than as described in Section 2.7(q) of the Company Schedules.

For purposes of this Agreement, “Company Material Adverse Effect” means any event, change, effect, occurrence or state of facts that individually or in the aggregate has or could reasonably result in a materially adverse effect on the business, assets, liabilities, capitalization, condition (financial or other), prospects or results of operations of the Company.

2.8           Tax and Other Returns and Reports.

(a)           Definitions. For purposes of this Agreement:

(i)            “Tax” (including “Taxes”) means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

(ii)           “Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

(b)           (i)            The Company and its subsidiaries have timely filed all Tax Returns they are required to have filed. All Tax Returns filed by the Company and its subsidiaries are true, correct and complete in all material respects and no such Tax Return contains, or was required to contain (in order to avoid a penalty, and determined without regard to the effect of post-filing disclosure), a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law). To the extent the Company did not file a Tax Return in any jurisdiction or for any specific period, the Company did so because it had no liability for Taxes in that jurisdiction or for that time period, as the case may be.

(ii)           The Company and its subsidiaries timely paid all Taxes that have become due or payable (whether or not shown on a Tax Return) and have adequately reserved in the Current Balance Sheets in accordance with GAAP for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the date thereof. The Company and its subsidiaries have no present or contingent liability for Taxes, other than Taxes reflected on the Current Balance Sheets or incurred in the ordinary course of business since the date of the Current Balance Sheets in amounts consistent with prior years adjusted to reflect changes in operating results of the Company and its subsidiaries. The Company does not know of any basis for the assertion by a taxing authority of a Tax deficiency against the Company or any subsidiary. Section 2.8(b)(ii) of the Company Schedule sets forth all material elections made or deemed made with respect to Taxes of the Company or any of its subsidiaries for all taxable periods beginning on or after January 1, 1999.

(iii)          No claim for assessment or collection of Taxes is presently being asserted against the Company or any of its subsidiaries, there is no presently pending audit,

examination, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries has knowledge that any such action or proceeding is being contemplated. Section 2.8(b)(iii) of the Company Schedule sets forth all material claims for Taxes that have been asserted against the Company or any of its subsidiaries since the inception of the Company and all other claims for Taxes that have been asserted against the Company or any of its subsidiaries with respect to any period commencing on or after January 1, 1999. Neither the Company nor any of its subsidiaries is a party to or bound by any closing or other agreement with any Governmental Entity with respect to Taxes.

(iv)          Neither the Company nor any of its subsidiaries is or has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(v)           Neither the Company nor any of its subsidiaries has been a member of any affiliated group filing a consolidated federal income Tax Return or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than a group the common parent of which has at all times been the Company) or has any liability for the Taxes of any other person (other than an entity that is a member of the consolidated group of corporations that has at all times had the Company as its common parent) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vi)          Neither the Company nor any of its subsidiaries has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method, and the Company has no knowledge that the Internal Revenue Service has proposed any such adjustment or a change in any accounting method used by the Company or any of its subsidiaries. The Company and its subsidiaries use the accrual method of accounting for federal income tax purposes. Neither the Company nor any of its subsidiaries has taken any action inconsistent with its practices in prior years that would have the effect of deferring a liability for Taxes from a period prior to the Effective Time to a period following the Effective Time.

(vii)         None of the assets of the Company or any subsidiary of the Company (A) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (B) is property which is required to be treated as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former section 168(f)(8) of the Code; or (C) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(viii)        Section 2.8(b)(viii) of the Company Schedule sets forth, with respect to the Company and each of its subsidiaries, whether such entity is engaged in business, has a permanent establishment (as defined in an applicable tax treaty between the United States and such other jurisdiction) or is otherwise subject to Tax in a jurisdiction other than the United States, and identifies such jurisdiction with respect to each such entity.

(ix)           Neither the Company nor any subsidiary of the Company is subject to any waiver or extension of the statute of limitations applicable to the assessment or collection of any Tax. No power of attorney or similar grant of authority is in place with respect to the Company or any of its subsidiaries.

(x)            Neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company or any of its subsidiaries, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. The Company is, and immediately prior to the Effective Time will be, a “small business corporation” described in Section 280G(b)(5)(A)(i) of the Code.

(xi)           Neither the Company nor any of its subsidiaries has in effect an election under Section 341(f) of the Code.

(xii)          There are no Tax Liens on any assets of the Company or any of its subsidiaries, other than Liens for Taxes not yet due and payable.

(xiii)         Neither the Company nor any of its subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(xiv)        Each Company Stock Option identified as an ISO in Section 2.2(c) of the Company Schedule or otherwise purporting to be an ISO has at all times since the issuance of such Company Stock Option qualified as an “incentive stock option” as such term is defined in Section 422 of the Code, and immediately prior to the Effective Time will be held by a person whose exercise of such Company Stock Option would be governed by Section 421(a) of the Code (determined without regard to Section 422(a)(1) of the Code). All Company Common Stock is either transferable or not subject to a substantial risk of forfeiture within the meaning of Section 83(a)(1) of the Code.

(xv)         None of the Company or any of its subsidiaries is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. Section 2.8(b)(xv) of the Company Schedule sets forth all elections pursuant to Treas. Reg. § 301.7701-3 that have been made by business entities in which the Company or any subsidiary owns an equity interest.

(xvi)        Neither the Company nor any subsidiary is, has been, or has owned (whether directly or indirectly) an interest in, a passive foreign investment company within the meaning of Section 1297 of the Code. No subsidiary that is not a United States person (A) has engaged (or been treated as engaged) in the conduct of a trade or business within the United States or (B) has had an investment in “United States property” within the meaning of Section 956(c) of the Code. Neither the Company nor any subsidiary is, or at any time has been, impacted by (x) the dual consolidated loss provisions of the Section 1503(d) of the Code, (y) the overall foreign loss provisions of Section 904(f) of the Code or (z) the recharacterization provisions of Section 952(c)(2) of the Code.

2.9           Restrictions on Business Activities. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of materially prohibiting or impairing any business practice or activities of the Company or any subsidiary (or the Surviving Corporation or any such subsidiary after the Merger), any lease, licenses or acquisition of any assets or property (tangible or intangible) by the Company or any subsidiary (or the Surviving Corporation or any such subsidiary after the Merger) or the conduct of the business as conducted and proposed to be conducted by the Company or any subsidiary (or the Surviving Corporation or any such subsidiary after the Merger).

2.10         Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a)           The Company and its subsidiaries own no real property, nor have they ever owned any real property since inception. Section 2.10(a) of the Company Schedule sets forth a list of all real property currently, or at any time in the past, leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current real property leases are in full force and effect, are valid and effective in accordance with their respective terms, may be enforced by the Surviving Corporation as the lessee after the Merger, and there are no existing defaults or events of default (or events which with notice or lapse of time, or both, would constitute a default) thereunder. No subsidiary has owned or leased any real property since inception.

(b)           The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business. All such owned properties and assets are free and clear of any Liens, except as reflected in the Company Financials and except for Liens for Taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby. All such leased assets and properties are free and clear of any Liens which would interfere with, restrict or prohibit the valid use of such leased assets or properties by the Surviving Corporation after the Merger in accordance with the leases related thereto and for the purposes for which the Company initially leased, and currently uses and proposes to use, such leased assets and properties. After the Closing Date, the Surviving Corporation will be entitled to the continued possession and use of the personal property leased by the Company, for the terms specified in such leases and for the purposes consistent with the past practices of the Company.

(c)           All equipment (the “Equipment”) owned or leased by the Company, taken as a whole, (i) is adequate for the conduct of the business of the Company as currently conducted and proposed to be conducted (including by the Surviving Corporation after the Merger), (ii) is regularly and properly maintained in accordance with the manufacturer’s recommendations and any lessor’s guidelines, (iii) is in good operating condition, subject only to normal wear and tear for the age and usage of such respective Equipment, and (iv) complies with all applicable laws and regulations relating to such Equipment and the use thereof by the Company (and the Surviving Corporation after the Merger). No subsidiary has owned or leased any Equipment since inception.

2.11         Intellectual Property.

(a)           Definitions. For purposes of this Agreement, the following terms have the following respective meanings:

(i)            “Intellectual Property Rights” means any and all of the following and any and all rights in, arising out of, or associated therewith:  (A) all United States and foreign issued patents and utility models and applications therefor and all reissues, divisionals, re-examinations, renewals, extensions, provisionals, and continuations thereof, and all equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures (“Patents”); (B) all trade secrets and other rights in know-how and confidential or proprietary information (“Trade Secrets”); (C) all copyrights, published or unpublished, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (D) all industrial designs and any registrations and applications therefor throughout the world; (E) all rights in World Wide Web addresses and domain names and applications and registrations therefor; all trade names, logos, symbols, registered and common law trademarks and service marks, intent-to-use applications, and other applications therefor and all goodwill associated therewith throughout the world (“Trademarks”); (F) moral rights, publicity rights, mask works and any other proprietary, intellectual or industrial proprietary rights of any kind or nature that do not compromise or are not protected by the Patents, Trade Secrets, Copyrights or Trademarks; and (G) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(ii)           “Company Intellectual Property” means any and all Intellectual Property Rights owned by the Company and its subsidiaries or which the Company or any such subsidiary has the right to use pursuant to written license, sublicense, agreement or permission, that are used by the Company or such subsidiaries or useful in, related to, or arise out of the operation or conduct of the business of the Company and its subsidiaries as currently conducted and currently proposed to be operated or conducted (including by the Surviving Corporation after the Merger).

(b)           Section 2.11(b) of the Company Schedule contains a complete and accurate list (by name and version number) of all products, software, service offerings, technical data or technology designed, manufactured or sold by the Company and its subsidiaries that have been sold, distributed since incorporation or which the Company or its subsidiaries intends to sell, license, or distribute in the future, including any products or service offerings under development (collectively, “Company Products”).

(c)           Section 2.11(c) of the Company Schedule lists:  (i) all Company Intellectual Property, identifying for each, if applicable, (A) the application or registration number, (B) the filing or registration date, (C) the owner of record and whether owned exclusively by the Company, and (D) the status of the application or registration; (ii) any prior or current proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Intellectual Property; and (iii) any actions that must be taken by the Company or any subsidiary in the next ninety (90) days or by the Surviving Corporation as the successor to (or assignee of) the Company within the ninety (90) days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, affidavits of use, incontestability filings, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Intellectual Property.

(d)           The Company and each subsidiary has obtained from each third party who, at the request or the direction of the Company or any such subsidiary, developed or otherwise created any Intellectual Property Rights, a written assignment transferring to the Company all rights, title and interest in and to all such Intellectual Property Rights.

(e)           The Company has not knowingly misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any Company Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Intellectual Property.

(f)            All Company Intellectual Property is fully transferable, assignable or licensable, as applicable without condition or restriction and without payment of any kind to any third party.

(g)           Neither the Company nor any subsidiary has received any notice or claim, whether written or oral, challenging or questioning the ownership of any Company Intellectual Property or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to the best of Company’s knowledge, is there a reasonable basis for any such claim. Neither the Company’s or any subsidiary’s use of the Company Intellectual Property nor the production and sale of the Company Products infringes upon the intellectual property or other rights of others.

(h)           All Intellectual Property Rights owned by the Company and any subsidiary are owned free and clear of all Liens.

(i)            Neither the Company nor any subsidiary has pledged or granted any license or other right in or to any Company Intellectual Property to any third party.

(j)            All Intellectual Property Rights embodied in the Company Products were created solely by either:  (i) employees of the Company acting within the scope of their employment (all of whom have assigned all rights, title and interest in and to such Intellectual Property Rights to the Company); or (ii) by third parties who have assigned, or agreed to assign, all right, title and interest in and to such Intellectual Property Rights to the Company.

(k)           The Company Intellectual Property constitutes all Intellectual Property Rights used in or necessary in the operation or conduct of the Company’s and its subsidiaries’

businesses as currently conducted and proposed to be conducted (including by the Surviving Corporation after the Merger), including the design, development, promotion, sale, license, manufacture, import, export, use or distribution of any and all Company Products. Without limiting the generality of the foregoing, the Company has the right to freely transfer or assign such Intellectual Property Rights to the Surviving Corporation, if necessary or desirable, the Company has the right to use (and the Surviving Corporation will after the Merger have the right to use), pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of the Company Products.

(l)            Section 2.11(l) of the Company Schedule contains a list of all improvements made by the Company and any subsidiary with respect to any owned or licensed Intellectual Property Rights. No person who has licensed any Intellectual Property Rights to the Company or any subsidiary has ownership, beneficial, license or other rights to improvements made by the Company with respect to such Intellectual Property Rights. The Company is entitled to freely use and exploit (and the Surviving Corporation will be entitled to freely use and exploit) any and all such improvements.

(m)          Other than as described in Section 2.11(m) of the Company Schedule, neither the Company nor any subsidiary has received any notice or claim, whether written or oral, from any third party claiming that the operation of the business of Company as currently conducted or proposed to be conducted (including by the Surviving Corporation after the Merger) or that any Company Product infringes, misappropriates, violates, dilutes or constitutes the unauthorized use of any valid or enforceable right of any third party, including any Intellectual Property Right of any third party, nor is there a reasonable basis for any such claim of infringement or any claim that the Company does not own any of such Company Intellectual Property free and clear of all Liens.

(n)           No Company Intellectual Property or Company Product has been or is subject to any actual or threatened litigation, proceeding (including any proceeding in the PTO or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner the Company’s (or the Surviving Corporation’s) use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision which obligates the Company or any subsidiary (or will obligate the Surviving Corporation) to grant licenses or ownership interest in any future Intellectual Property Right related to the operation or conduct of the business of the Company (or the Surviving Corporation after the Merger) or the Company Products.

(o)           Section 2.11(o) of the Company Schedule lists all contracts, licenses and agreements to which the Company or any subsidiary is a party with respect to any Intellectual Property Rights (including any Company Intellectual Property). Section 2.11(o) of the Company Schedule specifically indicates which contracts, licenses or agreements represent or include outbound licenses of Company Products in source code format. The Company and its subsidiaries are not in material breach of, nor have they failed to perform under, any of the foregoing contracts, licenses or agreements and, to the Company’s knowledge, no third party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

(p)           There are no contracts, licenses or agreements between the Company or any subsidiary, on the one hand, and any third party, on the other hand, wherein or whereby the Company or any subsidiary has assumed or agreed to assume any obligation or duty or to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability of such third party with respect to any Company Intellectual Property or other Intellectual Property Rights.

(q)           There is no outstanding or threatened dispute or disagreement of which the Company is aware with respect to any contract, license or agreement between the Company and any third party related to the Company Intellectual Property.

(r)            The Company has no knowledge or reasonable suspicion that any third party is infringing, misappropriating, diluting or violating any Company Intellectual Property and no such claims have been threatened, asserted or brought against any third party by the Company or any subsidiary, other than as described in Section 2.11(r) of the Company Schedule.

(s)           The Company has taken all steps that are reasonably required to protect:  (i) the Company’s and its subsidiaries’ rights in all Company Intellectual Property; and (ii) all Intellectual Property Rights of others as to which the Company or its subsidiaries has an express or implied obligation or duty to protect the same. Without limiting the generality of the foregoing, the Company and each subsidiary has, and enforces, a policy requiring each employee, consultant and independent contractor to execute written proprietary information, confidentiality and assignment of invention and copyright agreements, that:  (A) assign to the Company all right, title and interest in and to any Intellectual Property Rights relating to the Company’s business that are developed by the employee, consultant or contractor, as applicable, in the course of his, her or its activities for the Company or are developed during working hours or using the resources of the Company; (B) contain provisions designed to prevent unauthorized disclosure of the Company’s confidential information; and (C) otherwise appropriately protect the Intellectual Property Rights of the Company. All current and former employees, consultants and independent contractors have executed and delivered such agreements to the Company and copies of all such agreements have been provided to Parent, and no party thereto has breached or violated the terms thereof or has attempted or threatened to challenge the enforceability, scope or applicability of any such agreement to its signatories. There has been no disclosure by the Company of any Trade Secrets or confidential information of the Company without: (x) designating such information as confidential; and (y) taking whatever steps are required to ensure that such Trade Secrets or confidential information are subject to the confidentiality undertakings set forth in the applicable non-disclosure agreement.

(t)            Neither the execution or performance of this Agreement or the Ancillary Agreements, nor the assignment of this Agreement, or any other contracts or agreements to which the Company is a party to the Surviving Corporation by operation of law or otherwise, will result in:  (i) the Surviving Corporation’s granting (or becoming obligated to license, transfer or grant) to any third party any Intellectual Property Rights; (ii) the Surviving Corporation’s being bound by, or subject to, any non-compete, non-solicitation or other restriction on the operation or scope of its business; (iii) the loss or impairment of, or give rise to any right of any third party to terminate or alter, any of the Company’s (or the Surviving Corporation’s post-Merger) rights or interest in any Intellectual Property Rights; or (iv) the Surviving Corporation’s being obligated to pay any penalties whatsoever or to pay any royalties, license fees or similar amounts to any third party in excess of those currently paid by the Company in the ordinary course of its business.

(u)           Section 2.11(u) of the Company Schedule sets forth a complete and accurate list of all third parties that have contributed to any Intellectual Property Rights embodied in the Company Products, including:

(i)            current employees of the Company and each subsidiary and their positions;

(ii)           former employees of the Company and each subsidiary and their positions; and

(iii)          current and former consultants and independent contractors of the Company and each subsidiary,

and in each case a general description of all services they provided to the Company.

(v)           The Company has obtained all export licenses, permits or approvals necessary or appropriate for the marketing, license and distribution of the Company Products outside the United States.

(w)          No government funding, facilities of any university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property. No current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, performed services for the government or any university, college, other educational institution or research center or third party during a period of time during which such employee, consultant or independent contractor also was performing services for the Company.

(x)            The Company Products do not contain any viruses, Trojan horses, worms or other software routines or hardware components designed to permit unauthorized access, to disable, erase or otherwise harm software, hardware or data.

(y)           None of the Company Products is, in whole or in part, subject to the provision of any agreement obligating the Company or any subsidiary to make source code publicly available to third parties.

(z)            Each Company Product conforms in all material respects to the specifications, documentation, press releases or other information provided to customers or potential customers of the Company on which such customers or potential customers relied or would reasonably be expected to rely upon when licensing or otherwise acquiring such Company

Products. To the Company’s best knowledge, the Company Products are in compliance with all applicable laws. To the extent that Company Products (including new versions or releases thereof) have not been launched commercially, the Company has fully disclosed to Parent all technical problems or concerns associated with such Company Products known to or suspected by the Company that do or may be expected to affect the performance of such Company Products. The Company has taken all actions necessary to document all Company Products and their operation such that the materials comprising the Company Products, including any source code and documentation, have been written in a clear manner in accordance with industry standards so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

(aa)         Section 2.11(aa) of the Company Schedule sets forth a complete and accurate list of:  (i) all software which the Company has licensed from any third party which is used by the Company in the Company Products or otherwise in its business (other than commercially available “shrink wrap” software); and (ii) a list of all “freeware” and “shareware” incorporated into any Company Product now or heretofore shipped by the Company. The Company has all rights necessary to use such software, “freeware” and “shareware.”

2.12         Agreements, Contracts and Commitments.

(a)           Section 2.12(a) of the Company Schedule sets forth all contracts that are material to the business or operations of the Company (including its subsidiaries) or which by their terms seek to limit or define those activities in which the Company and its subsidiaries is (or the Surviving Corporation would be) permitted or required to engage or which require any consent, approval or waiver by the other parties thereto in connection with this Agreement, any Ancillary Agreement, or the consummation of the transactions contemplated hereby or thereby (collectively, the “Material Contracts”). Except as set forth in Section 2.12(a) of the Company Schedule, the Company does not have, is not a party to nor is it bound by:

(i)            any collective bargaining agreements;

(ii)           any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

(iii)          any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

(iv)          any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

(v)           any agreement or plan (including, any stock option plan, stock appreciation rights plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Ancillary Agreements or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated hereby or thereby;

(vi)          any fidelity or surety bond or completion bond;

(vii)         any lease of real or personal property involving future payments in excess of $25,000, other than as set forth in Section 2.10(a) of the Company Schedule;

(viii)        any agreement of indemnification, warranty, guaranty or suretyship or otherwise obligating the Company or any subsidiary to assume or incur any obligation or liability of a third party, except as described in Section 2.12(a)(vii) of the Company Schedule;

(ix)           any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;

(x)            any agreement, contract or commitment relating to capital expenditures or involving future payments in excess of $10,000 in any single year or in any specific circumstance;

(xi)           any agreement, arrangement, right, contract or commitment relating to the disposition or acquisition of assets, properties or any interest in any business enterprise, in each case outside of the ordinary course of the Company’s business;

(xii)          any mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit, including guaranties or instruments of surety referred to in subparagraph (vi) above, other than the lines of credit described in Section 2.31 of the Company Schedule, all of which will be paid in full and terminated as of the Effective Time, unless Parent requests otherwise reasonably prior to such time;

(xiii)         any purchase order or contract for the purchase of raw materials or the provision of services involving $10,000 or more, other than purchases in the ordinary course of business;

(xiv)        any construction contracts;

(xv)         any distribution, joint marketing, licensing or development agreement;

(xvi)        any insurance policies, other than as described in Section 2.25 of the Company Schedules;

(xvii)       any other agreement, contract or commitment that involves or could result in aggregate payments to or by the Company of $25,000 or more or is not cancelable by the Company without penalty within thirty (30) days.

(b)           The Company and its subsidiaries have not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment to which it is a party or by which it or its assets or properties are or may be bound (any such agreement, contract or commitment, a “Contract”). Each Contract is in full force and effect and is not subject to any breach, default or violation thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto. The Company has obtained, or will obtain prior to the Effective Time, all necessary consents, waivers and approvals of parties to any Contract (including the Material Contracts) as are required or prudent to obtain in connection with the Merger and the other transactions contemplated hereby and by the Ancillary Agreements (the “Requisite Consents”).

2.13         Interested Party Transactions. No officer, director, employee or, to the knowledge of the Company’s management, shareholder of the Company or any subsidiary (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has a direct or indirect interest), has any direct or indirect interest in: (a) any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (b)  any entity that purchases from or sells or furnishes any goods or services to the Company, or (c)  any Material Contract; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “interest in any entity” for purposes of this Section 2.13. The Company is not indebted to any officer, director, employee, consultant or shareholder of the Company (except for amounts due pursuant to written employment agreements and reimbursement of immaterial business expenses), and no such person is indebted to the Company.

2.14         Company Authorizations. Section 2.14 of the Company Schedule lists each consent, license, permit, approval, grant or other authorization issued to the Company or any subsidiary by a Governmental Entity (a) pursuant to which the Company or any subsidiary currently operates or holds any interest in any of its assets or properties or (b) which is required or convenient for the operation of its business (including the design, development, manufacture, sale, promotion, export, import, distribution or provision of the Company Products) or the holding of any such interest (collectively, “Company Authorizations”). All Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company (or the Surviving Corporation after the Merger) to operate or conduct the Company’s business substantially as currently conducted and proposed to be conducted after the Merger or to hold any interest in the Company’s or any subsidiary’s assets or properties. The Company and each subsidiary has complied with all terms and conditions of the Company Authorizations, and the same will not be subject to suspension, modification, revocation or non-renewal as a result of this Agreement, any Ancillary Agreement, or the transactions contemplated hereby or thereby. The Company and each subsidiary has taken adequate and sufficient measures to ensure that its employees, consultants, agents and representatives have complied with the requirements of all Company Authorizations and the Company is not aware of any past or current violation of any Company Authorization.

2.15         Litigation. Except as described in Section 2.15 of the Company Schedule, (i) there is no action, suit, claim, proceeding, arbitration or investigation of any nature pending or to the Company’s knowledge threatened by, against or involving the Company, its assets or properties or any of its officers, directors, employees or agents in their capacity as such, nor, to the knowledge of the Company and the Shareholders, is there any basis therefor and (ii) no Governmental Entity or third party has at any time challenged or questioned the legal right of the Company to design, develop, promote, sale, license, manufacture, import, export, use, distribute or provide any Company Products, nor, to the knowledge of the Company or any Shareholder, is there any basis therefor.

2.16         Accounts Receivable.

(a)           Section 2.16(a) of the Company Schedule sets forth a list of all accounts receivable of the Company and its subsidiaries (“Accounts Receivable”), along with a range of days elapsed since invoice and the Company’s reasonable assessment of the collectability of any delinquent Accounts Receivable.

(b)           All Accounts Receivable of Company arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and are collectible in their full amount in accordance with their payment terms. No person has given the Company notice of any disputes regarding, and no person has any Lien on, any of such Accounts Receivable and no request or agreement for material deduction or discount has been made with respect to any of such Accounts Receivable, nor in each case is there any reasonable basis therefor.

2.17         Minute Books. The minute books of the Company and its subsidiaries made available to Parent are the only minute books of such entities and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and shareholders of such entities and include copies of all board and shareholder actions by written consent since inception to the date of delivery to Parent. The Company shall promptly provide Parent copies of all minutes of any meetings, and actions by written consent, of the Board of Directors of the Company and any subsidiaries thereof, and a written record of the proceedings of any meetings or actions by written consent of the shareholders of the Company and any subsidiaries thereof, which transpire or are executed after the date hereof and prior to the Effective Time.

2.18         Environmental Matters.

(a)           Hazardous Material. No underground storage tanks and no amount of Hazardous Materials are present, either as a result of the Company’s or any subsidiary’s use or occupation of any real property or, to the Company’s knowledge as a result of any actions of any third party or otherwise, in each case in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any subsidiary has at any time owned, operated, occupied or leased. For purposes of this Agreement, “Hazardous Material” means any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be a pollutant or contaminant or infectious or radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, PCBs, asbestos, petroleum, urea-formaldehyde, methylene chloride and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws.

(b)           Hazardous Materials Activities. The Company and its subsidiaries have not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)           Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (“Environmental Permits”) necessary for the conduct of the Company’s and its subsidiaries’ Hazardous Material Activities and other businesses as such activities and businesses are currently being conducted and are proposed to be conducted (including by the Surviving Corporation after the Merger). All such Environmental Permits are freely enforceable by or transferable and assignable to the Surviving Corporation, currently are in full force, and effect and the Company has received no notice that it is in violation thereof (or that there are any investigations or inquiries pending with respect thereto) or that any such Environmental Permits might be terminated or not renewed upon their scheduled expiration.

(d)           Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction, investigation or claim is pending, or to Company’s knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of or relating to the Company or any subsidiary. The Company is not aware of any fact or circumstance which could involve the Company or any subsidiary in any material environmental litigation or investigation or impose upon the Company, any subsidiary (or the Surviving Corporation as the successor to the Company) any material environmental liability, whether for its actual activities, as a potentially responsible party, or otherwise.

(e)           Capital Expenditures. The Company is not aware of any capital expenditures that are required or recommended for it and its subsidiaries to comply with any applicable Environmental Laws.

2.19         Brokers’ and Finders’ Fees; Third Party Expenses. Except as set forth in Section 2.19 of the Company Schedule (which reflects amounts due Barley Mills Investments, Ltd. and Bennet G. Kelley at the Closing, all of which are expenses and liabilities of the Company that will be paid in full or discharged at or prior to the Closing, and to the extent not so paid or discharged, shall be included as liabilities of the Company in calculating the Working Capital Deficit), the Company and its subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Section 2.19 of the Company Schedule sets forth a reasonable estimate of all Third Party Expenses (as defined in Section 8.3) expected to be incurred by the Company and its subsidiaries collectively in connection with negotiating and effectuating the terms and conditions of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, the actual amounts of which (regardless of the estimated amounts in Section 2.19 of the Company Schedule) shall be included as liabilities of the Company in calculating any Working Capital Deficit, to the extent they remain unpaid as of the Effective Time.

2.20         Employee Benefit Plans.

(a)           Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

(i)            “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and codified in Section 4980B of the Code and Section 601 et. seq. of ERISA;

(ii)           “Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee (as defined below), or with respect to which Company or any ERISA Affiliate has or may have any liability obligation, including all International Employee Plans;

(iii)          “Employee” means any current, former, or retired employee, officer, consultant or director of the Company or any ERISA Affiliate;

(iv)          “Employee Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any ERISA Affiliate and any Employee;

(v)           “ERISA Affiliate” means each subsidiary of the Company and any other person or entity under common control with the Company or any of its subsidiaries within the meaning of Section 414(b), (c) or (m) of the Code and the regulations thereunder;

(vi)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(vii)         “FMLA” means the Family Medical Leave Act of 1993, as amended;

(viii)        “International Employee Plan” means each Company Employee Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

(ix)           “IRS” means the Internal Revenue Service;

(x)            “Multiemployer Plan” means any “Pension Plan” (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA; and

(xi)           “Pension Plan” means each Company Employee Plan, which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b)           Employee Plans and Employee Agreements.

(i)            Section 2.20(b)(i) of the Company Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employee Agreement. Except for Bennet G. Kelley, all employees of the Company are employed at will.

(ii)           Section 2.20(b)(ii) of the Company Schedule sets forth, individually and by category, the name of each officer, employee and consultant, together with such person’s position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person. Entering into this Agreement and the Ancillary Agreements and completing the transactions contemplated hereby and thereby will not result in any payment or increased payment becoming due from the Company to any current or former officer, director, or employee of, or consultant to, the Company, and to the knowledge of the Company no employee or consultant of the Company has made any threat, or otherwise revealed an intent, to terminate such employee’s or consultant’s relationship with the Company for any reason, including because of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. The Company is not a party to any agreement for the provision of labor from any outside agency. Since the Company’s date of incorporation, there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for the Company, and no claims by any governmental agency with regard to such employees.

(iii)          Since the Company’s date of incorporation, there have been no federal or state claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, by any employees of the Company or by any of the employees performing work for the Company but provided by an outside employment agency, and there are no facts or circumstances known to the

Company that could reasonably be expected to give rise to such complaint or claim. The Company (A) has at all times complied with all Applicable Law (as defined in Section 2.21) related to employment, (B) has not received any notice of any claim that it has not complied in any material respect with any Applicable Law relating to employment, including any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, equal employment opportunity, employment discrimination, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), employee safety, and (C) has not received any notice of any claim that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

(iv)          The Company has no written policies and/or employee handbooks or manuals except those for which true and correct copies have been provided to Parent.

(c)           Documents. The Company has provided to Parent correct and complete copies of the following items, all of which are listed in Section 2.20(c) of the Company Schedule:

(i)            all documents embodying or relating to each Company Employee Plan and each Employee Agreement, including all amendments thereto and written interpretations thereof and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan;

(ii)           the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan;

(iii)          the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust;

(iv)          if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets;

(v)           the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan;

(vi)          all IRS determination, opinion, notification and advisory letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor (“DOL”) with respect to any Company Employee Plan;

(vii)         all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company or he Surviving Corporation;

(viii)        all correspondence to or from any Governmental Entity relating to any Company Employee Plan;

(ix)           all COBRA forms and related notices (or such forms and notices as required under comparable law); and

(x)            the three (3) most recent plan years discrimination tests, if any, for each Company Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses, if any, prepared in connection with each Company Employee Plan.

(d)           Employee Plan Compliance.

(i)            The Company and its ERISA Affiliates (A) have performed in all material respects all obligations required to be performed by them under each Company Employee Plan, (B) are not in default or violation of any Company Employee Plan, and (C) have no knowledge of any default or violation by any other party to any Company Employee Plan;

(ii)           Each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all Applicable Law, including ERISA and the Code;

(iii)          Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (A) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (B) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation;

(iv)          For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, there has been no event, condition or circumstance that has adversely affected, or reasonably could adversely affect, such qualified status;

(v)           No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan;

(vi)          There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan;

(vii)         Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses), except that in certain events following the Merger the vesting of assumed Company Options may accelerate as provided in Section 11(b)(i) of the Company Plan;

(viii)        There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Entity with respect to any Company Employee Plan;

(ix)           Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; and

(x)            The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e)           No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to:

(i)            Any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code;

(ii)           Any Multiemployer Plan;

(iii)          Any “multiple employer plan” as defined in ERISA or the Code; or

(iv)          Any “funded welfare plan” within the meaning of Section 419 of the Code.

No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

(f)            No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has represented, promised or contracted (whether orally or in writing) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided life insurance, medical or other employee welfare benefits upon retirement or termination of employment, except to the extent required by statute.

(g)           Health Care Compliance. Neither the Company nor any ERISA Affiliate has violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(h)           Past Acquisitions. Neither the Company nor any ERISA Affiliate is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

(i)            Effect of Transaction.

(i)            The execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits, obligation to fund benefits or other change in benefits with respect to any Employee, other than as described in Section 2.20(i)(i) of the Company Schedule.

(ii)           No payment or benefit which will or may be made by the Surviving Corporation, the Company, its ERISA Affiliates or Parent or any of its respective affiliates with respect to any Employee will be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(iii)          With respect to any insurance policy which provides, or has provided, funding for benefits under any Company Employee Plan, (A) there is and will be no liability of the Surviving Corporation, the Company, Parent or any of their respective subsidiaries in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or actual or contingent liability as of or immediately after the Closing Date, nor would there be any such liability if such insurance policy were terminated as of the Closing Date, and (B) no insurance company issuing any such policy is in receivership, conservatorship, bankruptcy, liquidation, or similar proceeding, and; to the knowledge of the Company, no such proceedings with respect to any insurer are imminent.

(j)            Employment Matters. The Company (i) is in compliance in all material respects with all Applicable Law respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its Employees and independent contractors; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy. Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(k)           Labor. No work stoppage or labor strike against the Company or an ERISA Affiliate is pending, threatened or reasonably anticipated. The Company is not involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in material liability to Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not currently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to its Employees and no collective bargaining agreement or union contract is being negotiated by the Company. Neither the Company nor any of its subsidiaries has incurred any material liability or material obligation under the Warn Act or any similar state or local law that remains unsatisfied.

(m)          International Employee Plan. Neither the Company nor any ERISA Affiliate currently has, nor has it ever had, the obligation to maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

2.21         Compliance with Laws. The Company and each subsidiary has materially complied with, is not in material violation of, and has not received any notices of violation with respect to, any applicable federal, state or local statute, law, ordinance, rule or regulation, domestic or foreign (“Applicable Law”). In particular, the Company and each subsidiary is in compliance with all Applicable Laws with respect to the design, development, promotion, sale, license, manufacture, import, export, use, distribution or provision of the Company Products. The Company has not received any communication during the past three years from any Governmental Entity or other person that alleges that it is or was not in compliance with any Applicable Law, nor is the Company or any Shareholder aware of any reasonable basis for such claim. The Company has taken adequate and sufficient measures to ensure that its subsidiaries agents have complied with all Applicable Laws with respect to the design, development, promotion, sale, license, manufacture, import, export, use, distribution or provision of the Company Products, and the Company and the Shareholders are not aware of any violation since inception by any of its current or former agents of such Applicable Laws.

2.22         Warranties; Indemnities. There are no material warranty or indemnity claims pending or threatened against the Company or any subsidiary. Section 2.22 of the Company Schedule sets forth:

(a)           a list of all forms of written warranties, guarantees and written warranty policies of the Company and any subsidiary in respect of any of the Company Products which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation;

(b)           each of the Warranty Obligations which is subject to any dispute or, to the knowledge of the Company and the Shareholders, any threatened dispute; and

(c)           the experience of the Company and its subsidiaries with respect to warranties, guarantees and warranty policies of or relating to the Company Products and services.

True and correct copies of all forms of Warranty Obligations have been delivered to Parent prior to the execution of this Agreement. There have not been any material deviations from the Warranty Obligations, and salespersons, employees and agents of the Company and its subsidiaries are not authorized to undertake obligations to any customer or other person in excess of or materially different from such Warranty Obligations. The Company Financials reflect adequate and appropriate reserves for all Warranty Obligations. All products manufactured, designed, licensed, leased, rented or sold by the Company and its subsidiaries are and were free from material defects in construction and design and satisfy in all material respects the written requirements therefor set forth in any and all contracts, agreements, purchase orders, Warranty Obligations or other specifications or agreements related thereto.

2.23         Software Development Agreements. Neither the Company nor any subsidiary has violated, is in violation of, nor will this Agreement, any Ancillary Agreement, the observance and performance of the terms hereof or thereof or the consummation of the transactions contemplated hereby or thereby cause any violation of, any terms or provisions of any agreement under which the Company or any subsidiary has or had an obligation to develop, supply or distribute software to or for any third party, excluding end-user licenses for object code executed in the ordinary course of business, nor is or would the Company or any subsidiary under any circumstances,  be under any obligation to deliver source code or any confidential or proprietary information to any third party.

2.24         Representations Complete. None of the representations or warranties made by the Company or the Shareholders (taken together with the Company Schedule), and none of the statements of, by or regarding the Company made in any schedule or certificate furnished by the Company pursuant to this Agreement or any Ancillary Agreement, and none of the documents prepared or reviewed by the Company to be furnished as a part of or in connection with any documents mailed or delivered to the shareholders of the Company in connection with seeking Written Consents, New Shareholder Consents or other approvals of this Agreement, the Merger or the other transactions contemplated hereby or by the Ancillary Agreements, contains or will contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein (to the extent such statements are of, by or regarding the Company) not misleading.

2.25         Insurance. All insurance policies of the Company and its subsidiaries are listed on Section 2.25 of the Company Schedule. There is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of or obligors on such policies. All premiums due and payable under all such policies have been timely paid and the Company and its subsidiaries are otherwise in compliance with the terms of such policies. The Company and the Shareholders have no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies, or that any underwriter or carrier would not renew each such policy on substantially comparable terms as currently in effect.

2.26         Foreign Corrupt Practices Act. Neither the Company, nor to the knowledge of the Company, any subsidiary, agent, employee or other person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

2.27         Complete Copies of Materials. The Company has used its good faith best efforts to, and to its best knowledge has, delivered or made available true and complete copies of each document that has been requested by Parent or its counsel in connection with Parent’s legal, accounting and business review of the Company.

2.28         Board and Shareholder Approval. The Board of Directors of the Company (a) has unanimously approved this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby and (b) has unanimously determined that this Agreement, the Ancillary Agreements and the transaction contemplated hereby and thereby are fair to and in the best interests of the Company shareholders. The Company shareholders holding 100% of the outstanding shares of Company Common Stock have approved this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger) pursuant to Written Consents executed and delivered to the Company on or prior to the date hereof (true and correct copies of which have been provided to Parent). None of such Company shareholders has withdrawn or revoked any such Written consent nor to the Company’s best knowledge after due inquiry has any such shareholder expressed an intent or desire to attempt to do so. No other approval of the Company shareholders or any other person is necessary to approve this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

2.29         Customers and Suppliers. Except as specified in Section 2.29 of the Company Schedule, no customer which individually accounted for more than 5%, and no group or combination of customers which collectively accounted for more than 7%, of the Company’s consolidated gross revenues during the 12-month period preceding the date hereof, and no supplier of the Company has canceled or otherwise terminated, or made any written threat to the Company to cancel or otherwise terminate its relationship with the Company, or has decreased materially its services or supplies to the Company, in the case of any such supplier, or its usage of the services or products of the Company, in the case of such customer and, to the best knowledge of the Company, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage of the services or products of the Company, as the case may be. The Company has not breached any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

2.30         Export Control Laws. The Company and each subsidiary has conducted its export transactions at all times in strict compliance with applicable provisions of all export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing, the Company and eh Shareholders represents and warrants that:

(a)           the Company and each subsidiary has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

(b)           the Company and each subsidiary is in compliance with the terms of all applicable export licenses or other approvals;

(c)           There are no pending or, to the Company’s or the Shareholders’ knowledge, threatened claims against the Company or any subsidiary with respect to such export licenses or other approvals;

(d)           To the Company’s and the Shareholders’ knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any subsidiary’s export transactions that may give rise to any future claims; and

(e)           No consents or approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such consents and approvals can be obtained expeditiously without material cost.

2.31         Banks and Brokerage Accounts. Section 2.31 of the Company Schedule sets forth:

(a)           a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safety deposit box or maintains a banking, custodial, trading or other similar relationship;

(b)           a true and complete list and description of each such account, safety deposit box and relationship, indicating in each case the account number, the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and the current balances in such accounts or safety deposit boxes; and

(c)           a list of each debenture, note, and other evidence of indebtedness, stock, security (including rights to purchase and derivative securities or rights), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company, the legal name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

2.32         Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” or other or similar antitakeover statutes or regulations enacted or promulgated under federal, state or foreign law is applicable with respect to the Company in connection with the Merger or any other transaction contemplated by this Agreement or the Ancillary Agreements.

2.33         Accuracy of Information. In connection with soliciting and obtaining any New Shareholder Consents and the Written Consents of the holders of 100% of the Company

Common Stock approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger), the Company advised such shareholders that its Board of Directors (a) unanimously approved this Agreement, the Ancillary Agreements, and the transaction contemplated hereby and thereby (including the Merger), (b) unanimously determined that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby are fair to and in the best interests of the Company shareholders, and (c)  unanimously recommend that the shareholders execute and deliver the Written Consents (and New Shareholder Consents) approving all such matters. The Company provided to such shareholders all information and documents regarding such matters as are required by applicable law and as a reasonably prudent person knowledgeable about the requirements of California law for the proper approval of a transaction such as the Merger would consider necessary or appropriate to be provided to the shareholders in soliciting their consents and approvals. In addition, all holders of Company Common Stock were provided a reasonable opportunity to request additional information and documents and to ask questions and receive answers from appropriate representatives of the Company with respect to the subject matter of New Shareholder Consents and the Written Consents presented to the Company shareholders for execution. No materials provided to the Company shareholders, and no information provided or conveyed to the Company shareholders, in connection with their consideration of the matters subject to the New Shareholder Consents or the Written Consents contained any material misstatements or inaccuracies, nor omitted to contain any information reasonably necessary to make the information provided or conveyed not misleading in the circumstances in which such information was provided or conveyed.

2.34         New Shareholder Matters. Each holder of Company Options who exercises such Company Options and becomes a holder of Company Common Stock will execute and deliver a New Shareholder Consent and a Written Consent approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1           Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now conducted and is duly qualified to do business and is in good standing in its jurisdiction of incorporation and in each jurisdiction in which it is required to be so qualified.

3.2           Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and any Ancillary Agreements to which Parent and Merger Sub are parties, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and each Ancillary Agreement have been duly executed and delivered by Parent and Merger Sub, as applicable, and constitute the valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against such respective parties in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3           No Conflicts. The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which Parent and Merger Sub are parties do not, and the observance and performance by such parties of their respective obligations under this Agreement and the Ancillary Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)           conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Parent or Merger Sub; or

(b)           conflict with or result in a material violation or breach of, or constitute an event of default under, any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub or their respective properties or assets; or

(c)           require Parent or Merger Sub to obtain any consent, approval or action of, or make any filing with or give any notice to any person, except for the filing of the Agreement of Merger with the Secretary of State of the State of California.

3.4           Investment Advisors. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby based on arrangements made by or on behalf of Parent or Merger Sub.

3.5           SEC Reports. Parent has filed all forms, reports, schedules, statements and other documents (including exhibits and other information required to be incorporated by reference therein) that it is required to file with the Securities and Exchange Commission (the “SEC”) through the date hereof (collectively, the “Parent SEC Reports”). As of their respective filing dates, or, if amended, as of the date of the last such amendment, each Parent SEC Report, (a) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder applicable to such Parent SEC Reports and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.6           Availability of Funds. Parent has available, or will have available at the time payment is required, sufficient funds in immediately available cash to pay the Closing Consideration payable to the Company shareholders pursuant to the Merger, to fund the Escrow Fund as provided in Section 1.8 hereof, and to pay any Earnout Consideration payable pursuant to Section 1.9 hereof as and when such amounts may become due and payable.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1           Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time, the Company agrees:

(a)           to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in any event consistent in all respects with the Company’s 2003 Budget dated October 31, 2003 previously provided to and approved by Parent;

(b)           to timely pay its debts and Taxes and to timely file all Tax Returns when due, (c) to pay or perform all other obligations when due; and

(c)           to use all reasonable efforts consistent with past practice and policies to preserve intact the Company’s current business organizations, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it;

all with the goal of preserving unimpaired the Company’s goodwill and ongoing businesses through the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company, and any material event involving the Company.

4.2           Negative Covenants. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time, the Company, its subsidiaries and the Shareholders shall not, without the prior written consent of Parent or as expressly contemplated by this Agreement:

(a)           Enter into any commitment or transaction not in the ordinary course of business, or any commitment or transaction of the type described in Section 2.7 hereof;

(b)           Sell, transfer, license, abandon, let lapse, disclose, misuse, misappropriate, diminish, destroy or otherwise dispose of or encumber the Company Intellectual Property in any manner (other than pursuant to end user licenses in the ordinary course of business or pursuant to instruments of assignment to Merger Sub effective as of the Effective Time) or assert or threaten to assert any rights with respect to the Company Intellectual Property against any third party;

(c)           Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any Company Products;

(d)           Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company Schedule;

(e)           Commence or settle any litigation, action or claim, other than collection actions disclosed to Parent prior to the commencement thereof;

(f)            Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or other securities, other than dividends of cash to Company shareholders which will not result in a Working Capital Deficit after taking into account all assets and liabilities of the Company used in such calculation;

(g)           Split, combine or reclassify any of its capital stock or other securities;

(h)           Issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock or other securities of the Company;

(i)            Purchase, repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or other securities (or options, warrants or other rights exercisable therefor);

(j)            Except for the issuance of shares of Company Common Stock upon exercise or conversion of Company Options and Company Warrants outstanding as of August 22, 2003, (i) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or (ii) purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to sell or issue any such shares or other convertible securities;

(k)           Cause or permit any amendments to the Articles of Incorporation or Bylaws or other organizational or governing documents of the Company or any subsidiary;

(l)            Acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof by merging or consolidating with, or by purchasing a substantial portion of the assets of any such person, or by any other manner, other than the acquisition of AdPro and Rx Today as required hereby;

(m)          Acquire or agree to acquire any assets other than in the ordinary course of the Company’s business consistent with past practice;

(n)           Sell, lease, license or otherwise transfer or dispose of any of its owned or controlled properties or assets, or cause or permit the termination or lapse of any leases or licenses with respect to any of its leased or licensed properties or assets;

(o)           Incur any indebtedness for borrowed money or guarantee or agree to act as a surety for any indebtedness;

(p)           Sell or issue any debt securities of the Company or guarantee or agree to act as a surety for any debt securities of others;

(q)           Grant or amend any existing agreement to provide severance or termination pay, or provide such pay, to any director or officer or to any other employee, consultant or contractor, except payments made pursuant to standard written agreements outstanding on the date hereof and as disclosed in the Company Schedule;

(r)            Adopt any new severance, termination, indemnification or other policies, agreements or arrangements, the benefits of which are contingent upon the occurrence of a transaction involving the Company, including the Merger;

(s)           Adopt or amend any Company Employee Plan or enter into any employment or consulting contract, pay or agree to pay any special bonus or special remuneration to any director, officer or employee or consultant, or increase the salaries or wage rates, or fringe benefits (including rights to severance or indemnification of its directors, officers, employees or consultants or the modification of any existing compensation or equity arrangements with such individuals or the change of vesting terms of any Company Options) of any such persons, provided that this prohibition shall not include the payment of any cash dividends or distributions otherwise permitted pursuant to subparagraph (f) of this Section 4.2;

(t)            Waive any stock purchase rights;

(u)           Accelerate, amend or otherwise materially modify the terms of any outstanding Company Options or reprice or replace Company Options or authorize cash payments in exchange for any Company Options, except as required pursuant to the employment agreement dated as of May 28, 2003, by and between the Company and Bennet G. Kelley (the “Kelley Agreement”);

(v)           Revalue any Company assets or properties, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(w)          Pay, discharge or satisfy any claim, liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $10,000 (in any one case) or $50,000 (in the aggregate), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or the notes thereto);

(x)            Make or change any material election in respect of Taxes, file an amended Tax Return or claim for refund of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement with respect to Taxes with any Governmental Entity, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(y)           Enter into any strategic alliance or joint marketing arrangement or agreement; or

(z)            Take, or agree to take, any of the actions described above, or any other action that could cause a Company Material Adverse Effect or would prevent the Company from performing or cause the Company not to perform its covenants or obligations hereunder or under any Ancillary Agreement.

4.3           No Solicitation. Until the earlier of the Effective Time and the date this Agreement is terminated pursuant to Section 8.1 hereof, the Company and the Company shareholders will not, nor will the Company or any of the Company shareholders permit any of the Company’s officers, directors, other shareholders, agents, representatives or affiliates (any of the foregoing, a “Company Representative”) to directly or indirectly, take any of the following actions with any party other than Parent and its designees:

(a)           Solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of assets or capital stock, or otherwise), any portion of the Company’s or its subsidiaries’ capital stock or assets or any equity interest in the Company or any of its subsidiaries;

(b)           Provide information with respect to the Company or its business to any person other than Parent and its designees, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the Company’s or its subsidiaries’ capital stock or assets or any equity interest in the Company or any of its subsidiaries;

(c)           Enter into any agreement or understanding with any person other than Parent and its designees, providing for the acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the Company’s or its subsidiaries’ capital stock or assets or any equity interest in the Company or any of its subsidiaries; or

(d)           Make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of the Company’s or its subsidiaries’ capital stock or assets or any equity interest in the Company or any of its subsidiaries by any person other than Parent and its designees.

The taking of any action described in clauses (a) through (d) above by the Company, any Company shareholder or any Company Representative shall be deemed a material breach by the Company of this Agreement, regardless of the party who actually takes such action. The Company and the Company shareholders shall immediately cease and cause to be terminated any such contacts, negotiations or activities with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if the Company or any of the Company shareholders receives any offer or proposal relating to any such transaction or proposed transaction at any time prior to the earlier of the Effective Time or the termination of this Agreement, the Company and any such Company shareholder immediately shall notify Parent thereof, including information as to the identity of the offeror(s) making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may request.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1                           Access to Information; Cooperation.

(a)           General Access; 3-05 Audit. The Company shall cooperate with and afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company’s properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel of Company as Parent reasonably may request in conducting its business, accounting and legal review and investigation of the Company. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements and any related work papers and supporting documentation promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein or in any Ancillary Agreement or the conditions to the obligations of the parties to consummate the Merger and the other transactions contemplated hereby and thereby. In addition, the Company shall, and agrees to cause its appropriate officers and other personnel to, execute and deliver such documents and instruments as may be requested by Parent or required by third party accountants and auditors in connection with the matters contemplated by this subparagraph (a), including any work papers, documents, books, record, certifications or reliance representation letters requested by the accounting firm, auditors or other persons engaged to conduct an audit of the Company’s financial books and records (the “3-05 Audit”) in order for Parent to properly make any required public filings with the Securities and Exchange Commission relating to the Company or the Merger. Parent and the Company agree that each shall bear 50% of the fees, costs and expenses incurred in connection with any 3-05 Audit (provided that the Company shall be obligated to pay a maximum of $15,000 of such fees, costs and expenses) and that the 50% (or $15,000, if applicable) to be borne by the Company shall be included in the liabilities of the Company included in calculating the Working Capital Deficit.

(b)           Information Technology Access. To facilitate prompt integration of the Company’s information technology (“IT”) inventory (e.g., voice and data network services and software and hardware, licenses, financial/accounting software, IT budgets, etc.) with Parent’s IT following the Closing, the Company will provide Parent and its agents, employees and representatives reasonable access, at any time during normal business hours from the date hereof through the Effective Time, to the Company’s IT inventory and the Company’s personnel responsible for such IT inventory.

5.2           Confidentiality. Each of the parties hereto hereby agrees to keep all information or knowledge obtained in any investigation or activities pursuant to Section 5.1, or pursuant to or in connection with the negotiation and execution of this Agreement, the Ancillary Agreements or the effectuation of the transactions contemplated hereby or thereby, confidential (“Confidential Information”); provided, however, that the foregoing obligation shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law by the party with the information or knowledge, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed pursuant to Section 5.6 or by order of court or government agency with subpoena powers (provided, that such party shall first give the other party prior notice of such order and a reasonable opportunity to object to such compelled disclosure or take other available action to protect the confidentiality of the otherwise Confidential Information), or (f) is developed independently by either party without reference to, or specific knowledge of, the other parties’ Confidential Information. Notwithstanding the foregoing or anything herein to the contrary, any party to this Agreement (and their employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all material of any kind (including opinions or other tax analysis) that are provided to it relating to such tax treatment and tax structure; provided, however, that this sentence shall not permit any disclosure that otherwise is prohibited by this Agreement or any other confidentiality agreement between or among the parties as of the date hereof if such disclosure would result in a violation of federal or state securities laws; or to the extent not related to the tax aspects of the transactions contemplated hereby. Moreover, nothing in this Agreement shall be construed to limit in any way any party’s ability to consult any tax advisor regarding the tax treatment or tax structure of the transactions contemplated hereby.

5.3           Public Disclosure. Unless otherwise required by law, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by the Company or any of its directors, officers, shareholders, employees, agents, consultants, advisors, or other representatives without the prior written consent of Parent. The parties acknowledge and agree that it is their mutual intent to issue a joint press release announcing the transaction and to that end will in good faith agree to mutually acceptable text for such press release. Thereafter, to the extent that Parent issues a press release with respect to the execution of this Agreement or the transactions contemplated hereby, Parent shall provide the Company a reasonable opportunity to review such release in advance, but the Company shall have no approval rights with respect to the scope or substance of such subsequent releases to the extent the matters included are factually accurate and do not disclose any Confidential Information regarding the Company.

5.4           Consents. The Company shall obtain all requisite consents, waivers and approvals under any of the Material Contracts as may be required in connection with the Merger or any other transaction contemplated hereby or by the Ancillary Agreements and, to the extent necessary, in connection with any necessary assignments of any Material Contracts to the Surviving Corporation (including any insurance policies), in each case so as to preserve all rights of, and benefits to, (a) the Company thereunder at all times prior to the Merger and (b) to ensure that after the Merger the Surviving Corporation at all times retains all rights and benefits previously available to the Company prior to the Effective Time. In addition, to the extent that any holder of Company Options exercises such options and thereby acquires Company Common Stock, the Company shall obtain the written consent of each such shareholder (the “New Shareholder Consents”) to the payment of the Earnout Consideration to Shareholder Agent for the benefit of the Company shareholders and the subsequent allocation and payment of such Earnout Consideration as agreed by such parties (even if the result is that holders of the same class or series of capital stock are treated disparately) by causing such new shareholders to execute and deliver duly and properly notarized written consents to such payment in form an substance acceptable to Parent prior to the Effective Time.

5.5           Reasonable Efforts. Subject to the terms and conditions provided in this Agreement and any other standards applicable to specific obligations or actions contemplated hereby, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to remove any injunctions or other legal or other impediments or delays, in order to consummate the transactions contemplated by this Agreement or the Ancillary Agreements and secure to the parties hereto the benefits contemplated hereby and thereby; provided, however, that Parent shall not be required to agree to any divestiture by Parent, the Company or any of Parent’s subsidiaries or affiliates of shares of capital stock or any business, assets or property, or the imposition of any limitation on the ability of any such persons to conduct their respective businesses or to own or exercise control of such assets, properties and stock either prior to or following the Merger.

5.6           Notification of Certain Matters.

(a)           General Notices. The Company shall give prompt notice to Parent of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time or any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Parent shall give prompt notice to the Company of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of Parent contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time or any failure of the Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.6 shall not act as a waiver of or limit or otherwise affect any remedies available to the party receiving such notice by virtue of the events or circumstances referenced in such notice.

(b)           Intellectual Property Notices; IP Assignments. The Company shall give Parent prompt notice if any person shall have (i) commenced, or shall have notified the Company that it intends to commence, an action or proceeding or (ii) provided the Company with notice, in either case which allege(s) that any of the Company Intellectual Property currently embodied, or proposed to be embodied, in the Company Products or utilized in Company-designed or modified development tools (including standard cells) or design environments infringes or otherwise violates the intellectual property rights of such person, is available for licensing from a potential licensor providing the notice or otherwise alleges that the Company does not otherwise own or have the right to use and exploit such Company Intellectual Property (the foregoing, an “Infringement Claim”). The Company shall cooperate with Parent in making arrangements, prior to the Closing Date, satisfactory to Parent in its sole and reasonable discretion to effect any necessary or appropriate assignments (as determined by Parent) to the Surviving Corporation of all Company Intellectual Property or other intellectual property rights owned or licensed by the Company or created by the Company’s founders, employees, consultants and independent contractors, including any Company Intellectual Property or other intellectual property rights created by the Company’s founders prior to the Company’s incorporation and the New Platform, and to obtain the cooperation of such persons to complete all Company Intellectual Property in the name of the Surviving Corporation at the Company’s or the Surviving Corporation’s expense (each, an “IP Assignment”). The Company shall use its best efforts to maintain, perfect, preserve or renew the Company Intellectual Property through the Effective Time, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates related thereto, and to promptly respond and prepare to respond to all requests, related to the Company Intellectual Property, received from Governmental Entities. At the Closing, the Company will notify Parent of all actions which must be taken within the 180 days following the Closing Date and which are necessary to maintain, perfect, preserve or renew any Company Intellectual Property (and applications or registrations with respect to the same), including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates related thereto.

5.7           Third Party Expenses. The Company shall cause all Third Party Expenses (as defined in Section 8.3) to be invoiced on or prior to the Closing Date and either paid or discharged in full prior to the Effective Time or included as liabilities of the Company in the Closing Date Working Capital Calculation. Parent shall have the right to approve all Third Party Expenses to be incurred by the Company between the date hereof through the Effective Time, including necessary fees and expenses of legal counsel, auditors and tax advisors, which approvals will not be unreasonably withheld or delayed; provided, however, that the Company shall not be required to obtain approval for up to $50,000 in Third Party Expenses incurred by the Company in the aggregate in connection with negotiating, documenting, executing and effectuating the terms and conditions of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby; provided, further, that regardless of whether the Company properly seeks and obtains the approval of Parent with respect to any specific Third Party Expenses, the actual amounts of all such Third Party Expenses incurred by the Company and not paid or discharged in full prior to the Effective Time shall be included in the liabilities of the Company reflected in the Closing Date Working Capital Calculation.

5.8           Acquisition of AdPro and Rx Today. On or prior to the date hereof, (a) the Company, AdPro, Rx Today, and the respective shareholders of AdPro and Rx Today have entered into agreements in the form attached as Exhibit E hereto, and shall execute and deliver such other documents and instruments as may be necessary which shall be in form and substance reasonably satisfactory to Parent (all such documents and instruments, collectively, the “Acquisition Agreements”), providing for the acquisition of all outstanding capital stock of AdPro and Rx Today by the Company, to be completed prior to the Effective Time and (b) the respective shareholders of the Company, AdPro and Rx Today (and their respective spouses) have, to the extent require by Applicable Law, executed and delivered written consents and approvals adopting and approving such Acquisition Agreements and any transactions contemplated thereby requiring shareholder approval. Parent has been provided true and correct copies of the executed Acquisition Agreements and any related written consents or approvals, all of which currently are in force and effect and enforceable against the parties thereto in accordance with their terms. From the date hereof through the Effective Time, neither the Company nor any other party to the Acquisition Agreements shall agree to amend, modify, rescind or otherwise seek to change or terminate any Acquisition Agreement or to withdraw or revoke any written consent or other approval to the transactions contemplated thereby without the prior written consent of Parent (which may be withheld in Parent’s sole and absolute discretion). Each party to the Acquisition Agreements and each shareholder (and its respective spouse) who delivered a written consent and any other approvals to the transactions contemplated thereby must (and to the extent any such shareholder is a party hereto, hereby does) agree to observe and perform in good faith all obligations of such party under the Acquisition Agreements and to act consistently with the approvals evidenced by the written consents, and to in good faith use all best efforts to expedite and effect the transactions contemplated by the Acquisition Agreements, including executing and delivering such documents and instruments and taking such further actions as may be necessary or desirable to effect or expedite the consummation of the transactions contemplated by the Acquisition Agreements.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1           Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger and the other transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction or mutual waiver of the following conditions at or prior to the Effective Time:

(a)           No Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger or any other transaction contemplated hereby or in the Ancillary Agreements shall be in effect, nor shall there be any pending proceeding brought by any Governmental Entity seeking any of the foregoing; nor any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or any other transaction contemplated hereby or in the Ancillary Agreements, which makes the consummation of the Merger or any such transaction illegal.

(b)           No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger or any other transaction contemplated hereby or in the Ancillary Agreements illegal or otherwise taken any action to prohibit consummation of the Merger or any such transaction.

6.2           Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time (all of which are for the benefit of the Company and may only be waived by the Company in writing if not satisfied):

(a)           Representations, Warranties and Covenants. The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in accordance with their terms as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date or time (which shall remain true and correct as of such particular date or time), and each of Parent and Merger Sub shall have observed, performed and complied with all covenants, obligations and conditions of this Agreement required to be observed, performed and complied with in all material respects by Parent and Merger Sub at or prior to the Effective Time.

(b)           Certificate of Parent. The Company shall have been provided with a certificate executed on behalf of Parent by an Executive Officer of Parent to the effect that, as of the Effective Time:

(i)            all representations and warranties made by Parent in this Agreement are true and correct as referenced above; and

(ii)           all covenants, obligations and conditions in this Agreement to be performed by Parent and Merger Sub at or before the Effective Time have been performed in all material respects.

(c)           Opinion of Parent Counsel. The Company and its shareholders shall have received the opinion of Parent’s legal counsel in the form of Exhibit F attached hereto.

6.3           Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time (all of which are for the benefit of Parent and Merger Sub and may only be waived by Parent in writing if not satisfied):

(a)           Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement shall be true and correct in accordance with their terms as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), and the Company shall have observed, performed and complied with in all material respects all covenants, obligations and conditions in this Agreement required to be observed, performed and complied with by the Company at or prior to the Effective Time.

(b)           Claims. There shall not have occurred any claims or events giving rise to any causes of action (whether asserted or unasserted in litigation and including any claims or causes of action by or available to holders of Company capital stock), which (i) may materially and adversely affect the consummation of the Merger or the other transactions contemplated hereby or by the Ancillary Agreements or (ii) could reasonably be anticipated to result in a material loss to the Company or the Surviving Corporation.

(c)           No Company Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect since the date of execution of this Agreement.

(d)           Employment Matters. Farshad Fardad and three additional employees identified by Parent (the “Key Employees”) shall be employed by the Company and shall have entered into employment agreements, in form and substance satisfactory to Parent, providing for their continued employment by Parent or the Company after the Merger. However, Parent’s obligation to pay any Earnout Consideration to any Key Employee shall not be impacted by any change in the employment status of such Key Employee after the Effective Time. None of such parties shall have indicated verbally or in writing to the Company or Parent that they are unwilling to continue as employees of the Company from and after the date hereof until the Effective Time and continuing as employees of Parent or the Surviving Corporation after the Effective Time in accordance with the terms and conditions of their written employment agreements.

(e)           Written Consents. The holders of 100% of the outstanding Company Common Stock shall have delivered properly completed and executed Written Consents (and New Shareholder Consents, if applicable) with respect to such shares voting to approve this Agreement and any Ancillary Agreements or transactions contemplated hereby or thereby requiring Company shareholder approval. All such shareholders shall have cooperated in good faith to effectuate the Closing and shall not have sought to revoke or withdraw any consent to or approval of the Merger and shall not have retained or indicated any intent to assert appraisal rights as a dissenting shareholder with respect to the Merger.

(f)            Assignment of Intellectual Property Rights. All IP Assignments and related actions requested by Parent shall have been validly and properly completed as contemplated by Section 5.6(b) and the Company shall have provided Parent copies of all documents and instruments accomplishing or evidencing the same.

(g)           Intellectual Property Proceedings. The Company shall not have received notice of any pending or threatened claim or allegation of infringement with respect to any Company Intellectual Property or Company Products. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the validity, enforceability or the Company’s rights to use and exploit any Company Intellectual Property or to sell or provide the Company Products shall be in effect, nor shall be any pending or threatened proceeding brought by any person or any administrative agency or commission or other Governmental Entity seeking any of the foregoing.

(h)           Dissenters and Appraisal Rights. None of the holders of the Company Common Stock shall have asserted or sought to perfect dissenters’ rights or other similar appraisal rights with respect to the Merger, and all such shareholders shall have, by virtue of delivering Written Consents to the Merger or otherwise, irrevocably waived any such rights with respect to the Merger.

(i)            Governmental and Third Party Consents. Any and all consents, waivers, and approvals required to be obtained by the Company from any Governmental Entities or other persons prior to or as a result of the Merger or the consummation of the transactions contemplated hereby or by the Ancillary Agreements shall have been obtained (including those required under any Material Contracts as specified in Section 5.4 and the Requisite Consents).

(j)            Warrants and Options. There shall be no Company Warrants outstanding as of the Effective Time and the Plan Administrator shall have approved and caused any amendments necessary to effect, the assumption of all Company Options pursuant to the Merger as contemplated hereby.

(k)           Non-Competition Agreement. The Company shall have delivered to Parent an executed Non-Competition Agreement in the form attached as Exhibit B, from each Key Employee who also is a Company shareholder.

(l)            Third Party Expenses. Three days prior to the scheduled Closing Date, the Company shall provide Parent a statement setting forth in reasonable detail a full and complete summary of all Third Party Expenses incurred by the Company certified as to its accuracy and completeness by the Company’s Chief Financial Officer and Chief Executive Officer.

(m)          Information Statements and Form W-9. All Company shareholders and the Company shall have completed and delivered information statements, Form W-9s and all other documents requested by the Escrow Agent in establishing the Escrow Account.

(n)           Closing Date Working Capital Calculation. The Company shall have provided Parent a draft of the Closing Date Working Capital Calculation at least three business days prior to the Closing Date and shall provide Parent the actual Closing Date Working Capital Calculation on the Closing Date (which shall not show discrepancies of more than 1% as compared to the draft Closing Date Working Capital Calculation), in each case certified by the Chief Financial Officer and Chief Executive Officer of the Company as being true, complete and correct in all material respects.

(o)           Consummation of Acquisition Agreement Transactions. AdPro and Rx Today shall have been acquired by the Company pursuant to the Acquisition Agreements, and (i) no shareholder of AdPro or Rx Today shall have retained or asserted any rights to an appraisal as a dissenting shareholder in connection with any such transactions and (ii) no party shall have sought to restrain, enjoin, challenge or otherwise invalidate or rescind the transactions contemplated by the Transaction Agreements, nor shall any party hereto or thereto know of any reasonable basis for any such action.

(p)           New Shareholder Consents. The Company and the Shareholders shall have obtained the New Shareholder Consents from each holder of Company Common Stock who did not execute this Agreement; provided, however, that the failure of the Company and the Shareholders to so obtain such consents shall, in addition to being a condition to Parent and Merger Sub’s obligations hereunder, be deemed a material breach of this Agreement by the Company giving rise to Parent’s right to terminate this Agreement and seek damages resulting from the Company’s and the Shareholders’ failure to obtain the same (which shall be deemed to include the fees, costs and expenses incurred in conducting Parent’s due diligence investigation of the Company, AdPro and Rx Today and in negotiating, documenting and otherwise preparing for the transactions contemplated hereby and by the Ancillary Agreements).

(q)           Shareholder Deliveries. The holders of 100% of the outstanding shares of Company Common Stock shall have delivered properly completed and validly executed letters of transmittal, original Certificates representing all shares of Company Common Stock held by such shareholder, duly endorsed in blank, and such other documents and instruments as may be required pursuant to the letter of transmittal.

(r)            Termination of Barley Mills Relationship. The Company shall have delivered written notice to Barley Mills Investments, Ltd., terminating the engagement letter dated May 31, 2002, and shall have received written confirmation from Barley Mills that, upon receipt of $900,000 in cash to be paid by the Company prior to the Effective Time, Barley Mills shall have no further rights under such engagement letter (including for the payment of any fees or the reimbursement of any expenses by the Company), notwithstanding any term or provision of the engagement letter.

(s)           Consent to Voluntary Assignment. The Company shall have obtained the consent of Douglas, Emmett and Company to the “voluntary assignment” of the lease for the premises at 15260 Ventura Boulevard, Suite 1750, as required by Article 11 of the lease agreement relating thereto, and the lessor thereunder shall have confirmed that the Merger and such “voluntary assignment” are acceptable to lessor and do not constitute a breach or violation of the lease agreement.

(t)            Certificate of the Company. The Company shall have provided Parent with a certificate executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer to the effect that, as of the Effective Time, all conditions set forth in the preceding subparagraphs of this Section 6.3 have been satisfied.

(u)           No Injunctions or Restraints on Conduct of Business by Parent. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other legal or regulatory restraint or provision challenging Parent’s proposed acquisition of Company, or limiting or restricting Parent’s conduct or the operation of the business of Company (or Parent’s or the Surviving Corporation’s business following the Merger) shall be in effect, nor shall there be any pending or threatened proceeding brought by any person or any Governmental Entity seeking any of the foregoing.

(v)           Opinion of Company Counsel. Parent shall have received the opinion of Company’s legal counsel in the form of Exhibit G attached hereto.

(w)          Legislation Adopted. United States Senate Bill 877 in the form attached as Exhibit H hereto shall have been enacted into law in such attached form (without any material changes) by the execution of the President of the United States.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

7.1           Survival of Representations and Warranties. All representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the second anniversary of the Effective Time.

7.2           Indemnity and Escrow Arrangements.

(a)           Indemnification. Each Company shareholder on whose behalf monies are deposited in the Escrow Fund or who at any time are entitled to receive Earnout Consideration hereunder, hereby agrees to jointly and severally indemnify and hold harmless Parent and its affiliates from and against any and all claims, losses, costs, expenses, liabilities, judgments, expenses, fines, awards, penalties, sanctions or other damages, including lost profits and any settlement costs, reasonable attorneys’ fees and costs of investigation and preparation, and interest on any cash disbursements made by Parent or its affiliates in connection with any of the foregoing at the maximum legal rate for judgments in the State of California (any and all such amounts, collectively, “Losses”) which Parent or any of its affiliates suffers or incurs or reasonably anticipates suffering or incurring by reason, directly or indirectly, of:

(i)            any inaccuracy in or breach by the Company or any Company shareholder of any representation, warranty, covenant or agreement of the Company or any such shareholder contained herein or in any Ancillary Agreement or in any document or instrument delivered pursuant hereto or thereto;

(ii)           any misrepresentation by the Company or any Company shareholder made in or pursuant to this Agreement;

(iii)          any inaccuracy in the calculation, or the actual amount, of the Working Capital Deficit;

(iv)          any Losses arising out of any breach or alleged breach by any Company directors of their fiduciary duties to the Company or its shareholders;

(v)           any Losses resulting from any material misstatement or omission of, by or relating to the Company in any materials delivered by or with the knowledge of the Company in connection with soliciting or obtaining any Written Consents from the Company shareholders;

(vi)          any costs of enforcing this Agreement and any rights and remedies available to Parent hereunder or at law or in equity;

(vii)         any amounts per share required to be paid in satisfaction of appraisal rights to the extent greater than the amounts to which any dissenting Company shareholders would be entitled pursuant to the Merger (and including any Losses associated with any proceedings or settlement entered into to determine or settle the amount payable to dissenting shareholders);

(viii)        any Pre-Closing Taxes (as defined in Section 7.2(l));

(ix)           any Losses of Parent or the Surviving Corporation relating to any actions taken by the Shareholder Agent hereunder or pursuant hereto; and

(x)            any defect in, or failure to properly document or effect, the acquisition of the outstanding capital stock of AdPro and Rx Today by the Company pursuant to the Acquisition Agreements, or any breach of any representation, warranty or covenant of the shareholders of AdPro or RX Today made in the Acquisition Agreements.

For purposes of this Article VII “Losses” also shall include a reasonable amount of legal fees and costs to be advanced to Parent in connection with demonstrating, collecting or defending against actions or claims based on any of the items specified in clauses (i) through (viii) above. Such legal costs and expenses are expressly authorized to be advanced to Parent (or offset by Parent against Earnout Consideration otherwise payable) reasonably in advance of Parent actually incurring such Losses; provided, however, that Parent shall promptly refund to the Escrow Fund any amounts so advanced and not subsequently applied for such purposes.

(b)           Escrow Fund. At the Effective Time, without any act of any shareholder, Parent will deposit the Escrow Amount into an escrow account with an institution (the “Escrow Agent”) selected by Parent and reasonably acceptable to the Company or Shareholder Agent (as defined below), such deposit to establish and constitute the Escrow Fund. The Escrow Fund shall be governed by the terms set forth in this Section 7.2 and shall be maintained at the Company shareholders’ joint and several cost and expense. The Escrow Amount shall be deposited into an interest bearing account and any interest earned thereon interest shall be added to the Escrow Fund and available to cover Losses of Parent and its affiliates hereunder. Any such interest earned on the cash in the Escrow Fund shall be applied first to pay any fees, costs and expenses of the Escrow Agent and maintaining and disbursing the Escrow Fund.. For applicable income tax purposes, any interest or other income earned on the Escrow Fund shall be treated as income of the Shareholder on whose behalf the assets giving rise to such interest or other income are being held.

(c)           Recourse to the Escrow Fund and Right of Offset. Parent, on behalf of itself and its affiliates, shall be entitled to withdraw cash from the Escrow Amount (and any interest thereon) or to withhold and retain any Earnout Consideration otherwise payable to or for the benefit of the Company shareholders, in each case to compensate Parent and its affiliates for any Losses which Parent or any of its affiliates suffers or incurs or reasonably anticipates suffering or incurring, as provided above. The decision to withdraw cash from the Escrow Fund or to offset monies from any Earnout Consideration otherwise payable is at Parent’s discretion, and Parent may determine to seek recovery for any Losses, in whole or in part, from either available source at any time. Parent may withhold any Earnout Consideration otherwise payable to the Company shareholders to the extent such Earnout Consideration is to be offset against Losses of Parent or its affiliates and so long as the claim for Losses is unsatisfied or in dispute. Notwithstanding this Article VII or anything to the contrary herein, nothing in this Agreement shall limit or waive the liability of the Company for any Losses or damages incurred or sustained by Parent if the Merger does not close, and the establishment and availability of the Escrow Fund and the right to offset Losses against any Earnout Consideration provided herein shall not in any way limit or act as a waiver of any other rights or remedies available to Parent and its affiliates hereunder or at law or in equity, all of which are cumulative and not exclusive. Parent may not receive any amounts from the Escrow Fund, or offset Losses against any Earnout Consideration otherwise payable to the Company shareholders, unless and until Parent delivers an Officer’s Certificate (as defined in subparagraph (e) below) to the Escrow Agent identifying the nature and amount of Losses being asserted, as described in subparagraph (e) below.

(d)           Termination and Distribution of Escrow Fund. The Escrow Fund shall terminate on the second anniversary of the Effective Time; provided, however, that such portion of the Escrow Fund, which in the reasonable judgment of Parent is necessary to cover any unsatisfied or disputed Losses specified in any Officer’s Certificate delivered to the Escrow Agent at or prior to termination of the Escrow Fund shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until all such claims have been satisfied or resolved. As soon after the scheduled expiration of the Escrow Fund as all claims for Losses have been satisfied or resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund to the Company shareholders on whose behalf such Escrow Funds were deposited in accordance with their respective Proportionate Interests therein.

(e)           Claims Upon Escrow Fund. In order to make a claim for Losses or offset Losses pursuant to this Article VII, Parent shall deliver to Escrow Agent and Shareholder Agent a certificate signed by any authorized officer of Parent (an “Officer’s Certificate”):  (i) stating that Parent or its affiliates has paid, suffered or properly accrued or reasonably anticipates that it will pay, suffer or accrue Losses; (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, suffered or accrued, or the basis for such anticipated Losses; (iii) the nature of the Losses to which such item is related; and (iv) the amount of Losses Parent seeks from the Escrow Fund and the amount Parent intends to offset against any Earnout Consideration otherwise payable; provided, however, that the sources of recovery specified by Parent as provided in clause (iv) shall not be irrevocable, and Parent may seek recovery from different sources or different amounts by a written supplemental notice to the Escrow Agent and Shareholder Agent. Parent shall not be estopped by any estimate it may make of the amount of any anticipated or actual Losses claimed in any Officer’s Certificate, or the bases therefor, and Parent may submit amendments to any Officer’s Certificate, or additional Officer’s Certificates, in the event that actual or anticipated Losses, or the bases therefor, subsequently change or are determined to be different than represented in an Officer’s Certificate previously delivered. Immediately upon receipt of such Officer’s Certificate, the Escrow Agent shall set aside an amount in the Escrow Fund equal to the aggregate amount of Losses claimed from the Escrow Fund in the Officer’s Certificate. The Escrow Agent shall not distribute any amounts to Parent and Parent shall not offset any Losses against any Earnout Consideration then payable (in each case, other than amounts advanced to Parent for legal costs and expenses pursuant to the last sentence of subparagraph (a) above) out of the Escrow Fund or out of such deposited Earnout Consideration for five business days after the date of the Officer’s Certificate, unless Shareholder Agent authorizes the Escrow Agent to make such distribution or Parent to make such offset prior to such date.

(f)            Objections to Claims. The Escrow Agent shall distribute to Parent from the Escrow Fund (and Parent shall be entitled to offset against the Earnout Consideration) the full amount of actual Losses claimed in the Officer’s Certificate immediately after the five business day waiting period specified in subparagraph (e) expires (or at such earlier date as the Shareholder Agent may authorize), unless prior to such time the Shareholder Agent delivers a written objection to the claim made in the Officer’s Certificate (a “Notice of Dispute”) to the Escrow Agent with a copy to Parent and its counsel. The Notice of Dispute must include a reasonably detailed description of the basis of the objection, as well as the amount of Losses, if any, which the Shareholder Agent is not disputing. Any undisputed Losses immediately shall be paid by the Escrow Agent or offset by Parent against the Earnout Consideration, as elected by Parent. If the Shareholder Agent does not timely deliver a Notice of Dispute (or such notice of Dispute does not reasonably describe the basis of the objection), the Shareholder Agent shall be deemed to have irrevocably approved and consented to the payment or offset of all Losses specified in the Officer’s Certificate (including any anticipated Losses, which will be deemed irrevocably approved by Shareholder Agent and shall be paid by the Escrow Agent or offset by

Parent promptly upon their actual incurrence). The Escrow Agent and Parent shall be entitled to rely on and act in accordance with any written or deemed approval and consent of the Shareholder Agent in immediately distributing or offsetting the amount of any actual Losses claimed in a specific Officer’s Certificate (and in subsequently distributing cash or offsetting payments to cover any anticipated Losses upon occurrence or incurrence), even if the Shareholder Agent subsequently objects to or disputes the nature or amount of Losses. At such time as the cash in the Escrow Fund is depleted to cover Losses, all Company shareholders automatically shall cease to have any claim on any portion of the Escrow Fund and shall cease to have any rights to receive any further Closing Consideration under this Agreement.

(g)           Resolution of Conflicts.

(i)            If the Shareholder Agent timely and properly delivers a Notice of Dispute, the Shareholder Agent and Parent shall attempt in good faith to agree upon the rights and responsibilities of the respective parties with respect to such Losses, unless the amount of such Losses relates to third party claims that are the subject of an ongoing proceeding before a court, arbitrator or Governmental Entity and remain to be definitively determined (in which case, Parent shall be entitled to periodically make a claim for any Losses associated with such proceeding (including an advance of legal fees and settlement costs), in addition to seeking recovery for the aggregate amount of actual Losses once determined, less any amounts previously paid during the pendency of the proceeding). If the Shareholder Agent and Parent should agree as a result of their good faith efforts as to the appropriate amount and treatment of such Losses, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent (to the extent the Losses are to be paid from the Escrow Fund) or shall be retained by Parent as evidence of Shareholder Agent’s irrevocable approval and consent (to the extent the Losses will be offset against Earnout Consideration otherwise payable to or for the benefit of the Company shareholders). The Escrow Agent shall be entitled to rely on and act in accordance with any such memorandum and promptly shall distribute to Parent the specified amounts from the Escrow Fund (to the extent paid therefrom) and Parent shall be entitled to rely on and act in accordance with any such memorandum in offsetting the amount of agreed Losses against Earnout Consideration (to the extent Losses will be offset) to the extent consistent with the terms thereof.

(ii)           If no agreement can be reached after good faith negotiation, either Parent or the Shareholder Agent may initiate a proceeding in any court of competent jurisdiction to seek enforcement of its rights or resolution of the dispute under this Section 7.2. The Escrow Agent and Parent shall be entitled to act in accordance with any resulting court decision and make or withhold payments out of the Escrow Fund or offset Losses against Earnout Consideration otherwise payable, as applicable, in accordance with any final judgment of a court of competent jurisdiction.

(h)           Appointment of Shareholder Agent; Power of Attorney.

(i)            If the Merger is approved, immediately upon the Effective Time and without further act of any Company shareholder, Farshad Fardad shall be appointed as the agent and attorney-in-fact (such person, and any successor or replacement thereof as provided below, the “Shareholder Agent”) for each Company shareholder on whose behalf monies are deposited into the Escrow Fund or who hereafter may be entitled to receive Earnout Consideration. The Shareholder Agent shall be authorized, for and on behalf of all such Company shareholders, to give and receive notices and communications, to authorize the distribution to Parent of monies from the Escrow Fund or to authorize the offset of any Earnout Consideration in satisfaction of claims for Losses by Parent, to object to such distributions or offset, to accept payments of Earnout Consideration on behalf of the shareholders entitled thereto and to allocate and distribute such amounts among such shareholders, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions necessary or appropriate in the judgment of the Shareholder Agent to accomplish the foregoing. Such agency may be changed by the holders of a majority of the Proportionate Interests from time to time upon not less than thirty (30) days prior written notice to Parent certifying that the Shareholder Agent has been removed by the requisite vote or consent of such shareholders, specifying the percentage of all Proportionate Interests so voted or consenting and specifying the substitute Shareholder Agent appointed by such shareholders. No bond shall be required of the Shareholder Agent, and the Shareholder Agent shall not receive any compensation for his services. Notices or communications to or from the Shareholder Agent shall constitute notice to or from each of the Company shareholders.

(ii)           The Shareholder Agent has a duty to act in good faith at all times. The shareholders on whose behalf cash is deposited into the Escrow Fund, by executing and delivering the Written Consents and letters of transmittal in connection with the Merger and approving the appointment of the Shareholder Agent, agree to jointly and severally indemnify the Shareholder Agent and hold the Shareholder Agent harmless against any Losses incurred by the Shareholder Agent (including reasonable fees and expenses of any legal counsel retained by the Shareholder Agent) arising out of or in connection with the acceptance or administration of the Shareholder Agent’s duties hereunder, unless such Losses directly result from the gross negligence, willful misconduct or bad faith of the Shareholder Agent. Subject and subordinate in every respect to the prior right of Parent to make claims for Losses, Shareholder Agent shall have the right to recover from the Escrow Fund any fees, costs and expenses reasonably paid or incurred by the Shareholder Agent in acting as the Shareholder Agent hereunder prior to any distribution to the Holders; provided, however, that the Shareholder Agent may not recover any such amounts until the second anniversary of the Effective Time and only then to the extent that there are no claims for Losses asserted by Parent that remain unsatisfied or are pending resolution.

(i)            Actions of the Shareholder Agent. Any decision, act, consent or instruction of the Shareholder Agent shall constitute a decision of all Company shareholders on whose behalf cash was deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such shareholders. The Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Shareholder Agent as being the decision, act, consent or instruction of each and every such Company shareholder. The Escrow Agent, the Company (and the Surviving Corporation after the Merger) and Parent hereby are relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Agent or for any actions taken by the Shareholder Agent, including in connection with the receipt, allocation and payment of any Earnout Consideration (even if the result is that holders of the same class or series of capital stock are treated disparately).

(j)            Third-Party Claims. If Parent becomes aware of any third-party claim which Parent believes may result in a claim for Losses against the Escrow Fund or out of any Earnout Consideration, Parent shall promptly notify the Shareholder Agent of such claim, and the Shareholder Agent shall be entitled, at his sole cost and expense without reimbursement from the Escrow Fund or any Earnout Consideration, to participate in any defense of such claim. Parent shall reasonably consult with the Shareholder Agent prior to the settlement of any such claim and discuss with the Shareholder Agent in good faith any input regarding the claim and potential settlement the Shareholder Agent may have prior to any settlement (in each case, to the extent the terms thereof are not subject to a confidentiality agreement with the claimant). After such consultation (or in the event that Parent is prohibited from consulting or the Shareholder Agent elects not to consult with Parent), Parent shall have the right to settle any such claim, even if the terms thereof are inconsistent with those proposed or advocated by the Shareholder Agent. The settlement of any such third party claim shall be determinative of the amount of any claim for Losses against the Escrow Fund or offset out of the Earnout Consideration otherwise payable to Company shareholders. If the Shareholder Agent consents to the general economic terms of such settlement (such consent not to be unreasonably delayed, conditioned or withheld) or elected not to consult with Parent with respect to any such settlement, no shareholder shall have any power or authority to object under any provision of this Article VII to the settlement or the amount of any claim for Losses by Parent against the Escrow Fund or out of the Earnout Consideration with respect to such settlement to the extent the amount of Losses claimed are consistent with the terms of such settlement.

(k)           Escrow Agent’s Duties.

(i)            The Escrow Agent shall hold and safeguard the Escrow Fund during its existence, shall treat such fund as a trust fund in accordance with the terms of this Agreement, and shall hold, make distributions from and dispose of the Escrow Fund only in accordance with the terms hereof. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Shareholder Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties.

(ii)           The Escrow Agent hereby is expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only joint orders by Parent and Shareholder Agent and orders or process of courts of law or Governmental Entities, and hereby is expressly authorized to comply with and obey orders, judgments or decrees of any Governmental Entities with respect to the Escrow Fund or the Escrow Agent’s duties. In case the Escrow Agent obeys or complies in good faith with any such order, judgment or decree of any Governmental Entity, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such good faith compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction or proper authority.

(iii)          The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv)          The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v)           If any dispute or controversy arises between the parties to this Agreement with respect to the matters set forth in this Section 7.2¸ the Escrow Agent shall not be required to determine or decide the dispute or controversy or to take any action regarding the same. The Escrow Agent may in such event hold all documents and cash in the Escrow Fund and may wait for the settlement of any such dispute or controversy through appropriate final legal proceedings. The Escrow Agent is authorized to deposit with the clerk or other authorized agent of the court all documents and cash amounts involved in the dispute or controversy at issue. Upon making such deposit with the court, the Escrow Agent shall be fully released and discharged of and from any obligations with respect to the documents, cash or other matters deposited which are subject or relate to the dispute or controversy.

(vi)          The Escrow Agent may resign at any time upon at least thirty (30) days written notice to Parent and the Shareholder Agent; provided, however, that no such resignation shall become effective until a successor escrow agent has been appointed as follows:  Parent and the Shareholder Agent shall use their respective good faith best efforts to mutually agree upon a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, Parent shall have the exclusive right to appoint a successor escrow agent authorized to do business in California. The successor escrow agent selected in the preceding manner shall execute and deliver an instrument accepting such appointment and shall thereupon be deemed the Escrow Agent for all purposes hereunder and without further acts shall be vested with all the estates, properties, rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent. Thereafter (and upon the delivery to the successor escrow agent of all cash remaining in the Escrow Fund and any Earnout Consideration then held by the Escrow Agent), the predecessor Escrow Agent shall be discharged from any further duties and liabilities under this Agreement.

(l)            For purposes of this Agreement, “Pre-Closing Taxes” and Losses relating or with respect thereto shall mean (A) all Taxes for which the Company could be held liable that are due with respect to periods ending on or prior to the Closing Date, (B) all Taxes of the Company that are due with respect to periods (“Straddle Periods”) that include but do not end on the Closing Date to the extent attributable to the portion of the Straddle Period ending at the close of business on the Closing Date, (C) all fees, costs, penalties, and other expenses incurred in preparing and filing all Tax Returns with respect to any taxable period beginning prior to the Closing Date, and (D) other Losses incurred with respect to amounts described in clauses (A) through (C) of this sentence. Taxes attributable to the portion of the Straddle Period ending at the close of business on the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of business on the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company for the Straddle Period shall be allocated to the period ending on the close of business on the Closing Date on a “closing of the books basis” by assuming that the books of the Company were closed at the close of business on the Closing Date. However, (x) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation and (y) periodic taxes such real and personal property taxes shall be apportioned ratably between such periods on a daily basis.

ARTICLE VIII

TERMINATION, EXPENSES, AMENDMENT AND WAIVER

8.1           Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether or not the Merger has been approved by the Company shareholders:

(a)           by mutual consent of the Company and Parent.

(b)           by Parent:

(i)            if the Company shall fail to obtain Written Consents and New Shareholder Consents (if applicable) from the holders of 100% of the outstanding Company Common Stock approving this Agreement and any Ancillary Agreement or any transaction contemplated hereby or thereby (including the Merger) requiring shareholder approval or if any Company shareholder shall at any time retain the right to assert appraisal rights as a dissenting shareholder with respect to the Merger;

(ii)           if any Company shareholder shall seek to withdraw any Written Consent or New Shareholder Consent or any other approval of this Agreement or any Ancillary Agreement or any transaction contemplated hereby or thereby requiring shareholder approval;

(iii)          if the Company’s Board of Directors shall at any time fail to unanimously recommend to the Company’s shareholders approval of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby requiring shareholder approval;

(iv)          if Parent is not then in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Company;

(v)           if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would:  (A) prohibit Parent or the Surviving Corporation’s ownership or operation of all or any portion of the business, assets or properties of the Company or (B) compel Parent or the Surviving Corporation to dispose of or hold separate all or any portion of the business, assets or properties of Parent or the Company as a result of or after the Merger;

(vi)          if at any time holders of any outstanding shares of Company Common Stock shall have indicated an intent to exercise, have exercised, or shall have any continued rights to exercise, appraisal, dissenters’ or similar rights under applicable law by virtue of the Merger; or

(vii)         if United States Senate Bill 877 in the form attached as Exhibit H hereto is not executed by the President of the United States and thereby becomes law effective no later than January 1, 2004 or if such bill in such form and with such effective date is not passed by both the United States Senate and the United States House of Representatives or, if so passed in such form and with such effective date, if vetoed by the President of the United States (whether affirmatively or as a function of a “pocket veto”) and such veto is not overridden by the United States Congress.

(c)           by Parent or the Company if:

(i)            the Closing has not occurred by January 31, 2004;

(ii)           there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or

(iii)          there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would prohibit the Merger or make consummation of the Merger illegal; or

(d)           by the Company if the Company is not then in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Parent or Merger Sub.

Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action. Notwithstanding anything in this Section 8.1 to the contrary, neither Parent nor the Company may terminate this Agreement if such party is in material breach of its obligations hereunder and the Closing does not occur as a direct or indirect result of such material breach.

8.2           Effect of Termination. If this Agreement is terminated pursuant to this Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or Company, or their respective officers, directors or shareholders; provided, however, that each party shall remain liable for any breaches of this Agreement prior to its termination; provided, further, that the provisions of Sections 5.3, 5.4, 8.2, 8.3 and Article IX of this Agreement and the definitions of any defined terms used in such provisions shall remain in full force and effect and survive any termination of this Agreement.

8.3           Fees and Expenses. Except as expressly provided otherwise herein, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

8.4           Amendment. Except as otherwise required by Applicable Law, this Agreement may be amended by the parties hereto at any time after the shareholders of Company approve this Agreement pursuant to a written instrument executed by the Company, Parent, Merger Sub and, as to matters expressly involving the Shareholder Agent, Shareholder Agent.

8.5           Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if in writing and signed by an authorized agent of such party.

ARTICLE IX

GENERAL PROVISIONS

9.1           Notices. All notices and other communications hereunder shall be in writing and deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address as a party from time to time may specify by like notice):

(a)           if to Parent or Merger Sub, to:

ValueClick, Inc.

4353 Park Terrace Drive

Westlake Village, CA 91361

Attention:  Samuel J. Paisley

Facsimile No.:  (818) 575-4508

with a copy (which shall not constitute notice) to Parent’s Counsel:

Gibson Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071-3197
Attention: Bradford P. Weirick, Esq.

Facsimile No.:  (213) 229-6765

(b)           if to the Company, to:

Hi-Speed Media, Inc.

15260 Ventura Blvd., Suite 1750

Sherman Oaks, California 91403

Attention: Farshad Fardad

Facsimile No.:  (818) 990-5110

with a copy to the Company’s Counsel:

Bennet G. Kelley

Hi-Speed Media, Inc.

15260 Ventura Blvd., Suite 1750

Sherman Oaks, California 91403

Facsimile No.:  (702) 924-8740

(c)                                  if to Shareholder Agent, to:

Farshad Fardad, Shareholder Agent

c/o Hi-Speed Media, Inc.

15260 Ventura Blvd., Suite 1750

Sherman Oaks, California 91403

Facsimile No.:  (818) 990-5110

(d)           if to the Escrow Agent, to:

the address specified in writing by the Escrow Agent upon appointment and provided to the parties hereto.

with copies to:

the Company’s Counsel and Parent’s Counsel at the addresses above.

9.2           Interpretation. Unless the context clearly indicates otherwise, (a) words of any gender include each other gender, (b) words using the singular number include the plural, and vice versa, (c) the terms “hereof,” “herein,” “hereby,” and derivate or similar words refer to this Agreement as a whole and not to any particular Article, Section or subsection, (d) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” and (e) references to “person” include any individual, corporation, limited or general partnership, association, proprietorship, limited liability company, joint venture, trust, other business organization or Governmental Entity. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3           Counterparts. This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. This Agreement shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

9.4           Entire Agreement; Assignment. This Agreement, the schedules and exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein:  (a) constitute the entire agreement among the parties with respect to the respective subject matters hereof and thereof and supersede in their entirety any prior or contemporaneous oral or written discussions, negotiations, agreements or understandings between or among the parties with respect to such subject matter (other than the Mutual Non-Disclosure Agreement dated October 2, 2002 executed by the Company and Parent which shall continue in accordance with the terms thereof); (b) are not intended to and shall not confer upon any other person (including, those persons listed on any exhibits or schedules attached hereto or any shareholders of the Company) any rights or remedies hereunder; and (c) may not be assigned by operation of law or otherwise without the prior written consent of each other party hereto, and any purported assignment in violation of this requirement shall be null and void ab initio. Subject to the preceding sentence, this Agreement shall be binding on and inure to the benefit of, and is enforceable by, the respective parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.

9.5           Severability. If any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the express intent of the parties hereto. The parties further agree that any such void or unenforceable provision of this Agreement shall be deemed replaced with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6           Remedies; Exercise of Rights. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy available to such party hereunder or at law or in equity, and the exercise by any party of any one remedy at any time will not preclude the exercise of any other remedy at the same time, at another time, or in different circumstances. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof (or failure to exercise) preclude any other, further or fuller exercise thereof or the exercise of any other right, power or privilege.

9.7           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its conflicts or choice of law principles.

9.8           Jurisdiction and Venue; Attorney’s Fees. Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the federal or state courts located in the State of California sitting in Los Angeles County and each party hereto hereby unconditionally and irrevocably submits and consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have to the laying of venue in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the generality of the foregoing, each party hereto agrees that service of process on such party as provided in Section 9.1 shall be deemed effective service of process on such party. In addition to any damages or other recovery to which a party may be entitled hereunder or at law or in equity (including any right to recoup Losses from the Escrow Fund), the prevailing party in any action to enforce this Agreement or to seek any right or remedy available hereunder or at law or in equity shall be entitled to reasonable attorney’s fees and costs incurred in connection with such action and any related appeals therefrom.

9.9           Specific Performance. The parties acknowledge and agree that any failure of any party to perform its agreements and obligations hereunder or contemplated hereby will cause irreparable injury to the other parties, for which damages, even if available, will not provide an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

9.10         Rules of Construction. The parties have participated jointly in the negotiation and drafting of this Agreement and each Ancillary Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the applicable Ancillary Agreements shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof or thereof. Accordingly, each party understands and agrees that the common law principles of construing ambiguities against the drafter (or those contained in Section 1654 of the California Civil Code or the principles reflected therein) shall have no application to this Agreement or any Ancillary Agreement. Each party hereto acknowledges and agrees that such party has had a full and complete opportunity to review this Agreement and each Ancillary Agreement, to make suggestions or changes to their terms and to seek independent legal and other advice in connection herewith and therewith.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

HI-SPEED MEDIA, INC. INC.	VALUECLICK, INC.

By:	By:
Name:	Name:
Title:	Title:

SHAREHOLDER AGENT	HS ACQUISITION CORP.

By:
Farshad Fardad	Name:
Title:

ESCROW AGENT
As to Article VII only

By:
Name:
Title:

SHAREHOLDERS:

By executing this Agreement in the respective spaces provided below, the undersigned shareholders agree and consent to the matters contained in this Agreement, including unconditionally and irrevocably consenting to the payment of any Earnout Consideration which hereafter may be paid to the Shareholder Agent for the benefit of the Company shareholders and the subsequent allocation and payment of such Earnout Consideration as may be agreed by such parties (even if the result is that holders of the same class or series of capital stock are treated disparately).

Name: Farshad Fardad	Name: Frank Fardad
Address:	Address:

Name: Patrick Finn	Name: Ara Issagholian
Address:	Address:

Name: Shahab Emrani	Name: Farid Tabibzadeh
Address:	Address:

Name: Majid Tabibzadeh
Address: